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Proxy Statement Pursuant to Section 14(a) of

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INTERMOUNTAIN COMMUNITY BANCORP

(Name of Registrant as Specified in its Charter)

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Intermountain Community Bancorp

414 Church Street

Sandpoint, Idaho 83864

March 12, 2014

To the Shareholders of Intermountain Community Bancorp:

We cordially invite you to attend the 2014 Annual Shareholders Meeting of Intermountain Community Bancorp to be held on Wednesday, April 2, 2014 at 10:00 a.m. at The Sandpoint Center, located at 414 Church Street, Sandpoint, Idaho 83864.

At the 2014 Annual Meeting, shareholders will vote (i) to elect ten directors, (ii) to amend the 2012 Stock Option and Equity Compensation Plan to increase the shares available for issuance under the plan, (iii) on a non-binding proposal to approve executive compensation, (iv) on an advisory, non-binding proposal on the frequency of future advisory votes on executive compensation, and (v) on the ratification of our independent registered public accounting firm for the year 2014.

You will notice some changes to the proxy statement this year. In an effort to stream-line the proxy statement, we are taking advantage of the Securities and Exchange Commission’s “small reporting company” rules which enable us to scale-down the required disclosure and make it a more “reader friendly” document while still providing you with pertinent information about our company.

Your vote is important. Whether or not you plan to attend the annual meeting, we hope that you will vote as soon as possible. We encourage you to promptly complete and return the enclosed proxy card or vote by Internet or telephone, as specified in your proxy card; if you attend the meeting in person, you may withdraw your proxy and vote your shares.

Further information regarding voting rights and the business to be transacted at the annual meeting is included in the accompanying proxy statement. Your continued interest in and support of Intermountain Community Bancorp is truly appreciated.

Sincerely,

Curt Hecker

President and Chief Executive Officer

INTERMOUNTAIN COMMUNITY BANCORP

414 Church Street

Sandpoint, Idaho 83864

(208) 263-0505

Notice of Annual Meeting of Shareholders

TIME	10:00 a.m. Pacific Daylight Time on Wednesday, April 2, 2014

PLACE	The Sandpoint Center, 414 Church Street, Sandpoint, Idaho 83864 2nd Floor Auditorium

ITEMS OF BUSINESS	(1) To elect ten directors to a one-year term.

(2) To amend the 2012 Stock Option and Equity Compensation Plan to increase the shares available for issuance under the plan.

(3) To consider and approve an advisory (non-binding) vote to approve the compensation of Intermountain’s executive officers, as disclosed in the proxy statement.

(4) To vote, in an advisory (non-binding) capacity, on the frequency of future advisory votes on the compensation of the Company’s executive officers.

(5) To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year 2014.

(6) To act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

RECORD DATE	You are entitled to vote at the annual meeting and at any adjournments or postponements thereof if you were a shareholder of record at the close of business on February 14, 2014.

VOTING BY PROXY	Please submit your proxy card as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions on your enclosed proxy card.

Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum.

Registered holders may vote:

•	By Internet: go to www.voteproxy.com
•	By Phone: call toll-free 1-800-PROXIES (1-800-776-9437)
•	By Mail: mark, sign, date and mail your proxy card

Beneficial Holders: If your shares are held in the name of a broker, bank or other holder of record, you must follow the instructions you receive from the holder of record to vote your shares.

By Order of the Board

Dale Schuman	Curt Hecker
Corporate Secretary	President and Chief Executive Officer

This proxy statement and the accompanying proxy card are being distributed on or about March 12, 2014

i

ii

PROXY STATEMENT

For Annual Meeting of Shareholders to be held on April 2, 2014

Important Notice Regarding the Availability of Proxy Materials for the 2014 Shareholder Meeting:

A copy of this Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2013, which also serves as the Annual Report to Shareholders, are available at www.intermountainbank.com.

INFORMATION ABOUT THE MEETING

Why did I receive these proxy materials?

We are providing this Notice of Annual Meeting, proxy statement and the accompanying proxy card (the “proxy materials”) for use in connection with the Annual Meeting of Shareholders of Intermountain Community Bancorp (also referred to in this proxy statement as “Intermountain,” the “Company,” “we” and “us”) to be held on Wednesday, April 2, 2014. These proxy materials are first being mailed to shareholders on or about March 12, 2014.

What proposals will be voted on at the annual meeting?

At the annual meeting, holders of our voting common stock (“Voting Common Stock”) will be asked to consider and act upon the following proposals:

•	Election of Directors. To elect ten directors to serve on the Board until the 2015 Annual Meeting of Shareholders or until their successors have been elected and have qualified.

•

Amendment to Equity Plan. To amend the Company’s 2012 Stock Option and Equity Compensation Plan, which we refer to as the “2012 Equity Plan,” to increase the number of shares available for issuance under the 2012 Equity Plan.

•	Advisory (non-binding) Vote on Executive Compensation. To consider and approve in an advisory (non-binding) vote the compensation of Intermountain executives as disclosed in the proxy statement.

•

Frequency of Future Shareholder Votes on Executive Compensation. To vote on the frequency (either every one, two or three years) of future shareholder votes on an advisory (non-binding) proposal on executive compensation.

•	Ratification of the Appointment of Independent Registered Public Accountants. To ratify the appointment of Intermountain’s independent registered public accounting firm for 2014.

How does the Board of Directors recommend I vote?

Unless you give other instructions on your proxy card, your proxy will be voted as recommended by the Board of Directors. The Board of Directors (the “Board of Directors”) unanimously recommends that you vote:

•	“FOR” the director nominees listed in the proxy statement;

•	“FOR” the amendment to the 2012 Equity Plan;

•	“FOR” the approval of the advisory (non-binding) vote to approve executive compensation; and

•	“FOR” the ratification of the appointment of the independent registered public accounting firm.

As a participant in the U.S. Treasury’s Capital Purchase Program (“CPP”) under the Troubled Asset Relief Program (“TARP”), for the prior five years, shareholders have participated in an advisory (non-binding) vote on the compensation paid to our executive officers. During 2013, the Company redeemed the shares issued to Treasury under the CPP, thereby eliminating the requirement under TARP for a shareholder advisory vote on executive compensation. However, under enacted legislation, all public companies must seek a shareholder (non-binding) vote on executive compensation at least every three years and a vote on the frequency of such vote every six years.

With respect to the vote on the frequency of future shareholder advisory votes on executive compensation, the Board recommends that you elect a vote every three years. The Board believes that a triennial vote complements the Company’s goal of creating a compensation program that enhances long-term shareholder value. To facilitate the creation of sustainable shareholder value, long-term incentive compensation awards are based upon the achievement of goals contained in the Company’s three-year business plan. The Company’s executive compensation program is designed to support long-term value creation, and a triennial vote will allow shareholders to better evaluate the effectiveness of the Company’s executive compensation program in relation to our long-term performance.

A triennial vote will provide Intermountain with the time to thoughtfully respond to shareholder input and implement any necessary changes. The Compensation Committee would similarly benefit from this longer time period between advisory votes. A triennial vote will give the Compensation Committee sufficient time to fully analyze the Company’s compensation program (as compared to the Company’s performance over that same period) and to implement necessary changes. In addition, this period will provide the time necessary for implemented changes to take effect and the effectiveness of such changes to be properly assessed. The greater time period between votes will also allow the Compensation Committee to consider various factors that impact the Company’s financial performance, shareholder sentiments and executive pay on a long-term basis. The Board believes that an annual vote could yield a short-term mindset and detract from the long-term interests and goals of the Company.

You are being asked to vote whether to hold the advisory vote on executive compensation every one, two or three years, not to approve or disapprove the Board’s recommendation.

What vote is required to approve each of the proposals?

Election of Directors. The ten nominees in the class of directors for election as directors at the annual meeting whose terms expire in 2014 who receive the highest number of affirmative votes FOR will be elected. Shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from each nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

Amendment to 2012 Equity Plan. To approve the amendment to the 2012 Equity Plan, we must receive the affirmative vote FOR the proposal by holders of a majority of the shares present in person or by proxy and voting on the proposal. You may vote for, against or abstain from approving the amendment to the 2012 Equity Plan. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Advisory (non-binding) Vote on Executive Compensation. The advisory (non-binding) vote to approve executive compensation requires the affirmative vote FOR the proposal by holders of a majority of the shares present in person or by proxy and voting on the proposal. You may vote for, against or abstain from approving the advisory (non-binding) vote on executive compensation. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Advisory (non-binding) Vote on the Frequency of Future Advisory Votes on Executive Compensation. Shareholders must vote, in an advisory (non-binding) capacity, whether future advisory votes on executive compensation will occur every one, two or three years. The frequency receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by shareholders. Shareholders may also abstain from voting. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

Ratification of the Appointment of the Independent Registered Public Accounting Firm. The proposal to ratify the appointment of Intermountain’s independent registered public accounting firm for 2014 requires the affirmative vote FOR the proposal by holders of a majority of the shares present in person or by proxy and voting on the proposal. You may vote for, against or abstain from the ratification of the independent registered public accounting firm. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Can I revoke my proxy?

Any proxy given by a shareholder may be revoked before its exercise by (1) giving notice to us in writing, (2) delivering to us a subsequently dated proxy, or (3) notifying us at the annual meeting before the shareholder vote is taken.

Who is soliciting proxies?

Our Board of Directors is soliciting proxies from the holders of our Voting Common Stock, and we will pay the associated costs. Solicitation may be made by Intermountain’s and Panhandle State Bank’s (the “Bank”) directors, officers and employees. In addition, we may engage an outside proxy solicitation firm to render proxy solicitation services. If we do, we will pay a fee for such services. Solicitation may be made through the mail, or by telephone, facsimile, or personal interview. We also may reimburse brokerage firms, custodians and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Who is entitled to vote?

Shareholders who owned our Voting Common Stock as of the close of business on February 14, 2014 (the “Record Date”) are entitled to vote at the annual meeting. There were approximately 2,701,214 shares of our Voting Common Stock issued and outstanding on the Record Date, and each share of Voting Common Stock is entitled to one vote on each matter properly brought before the annual meeting. Our outstanding Non-Voting Common Stock (the “Non-Voting Common Stock”) is not entitled to vote at the annual meeting.

What is the quorum requirement for the annual meeting?

The quorum requirement for holding the annual meeting and transacting business is a majority of the total votes entitled to be cast at the annual meeting. The shares may be present in person or represented by proxy at the annual meeting. Both abstentions and broker non-votes (defined below) are counted as present for the purpose of determining the presence of a quorum.

Are these proxy materials available online?

This Notice of Annual Meeting and proxy statement are available on our website at www.intermountainbank.com.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholders of Record. If your shares are registered directly in your name with Intermountain’s transfer agent, American Stock Transfer and Trust, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent to you by Intermountain through American Stock Transfer and Trust. As the shareholder of record, you have the right to grant your voting proxy directly to Intermountain or to vote in person at the annual meeting. Intermountain has enclosed a proxy card for you to use. For instructions on voting by telephone or the Internet, please refer to your proxy card, the Notice of Annual Meeting delivered with this proxy statement and the instructions set forth below.

Beneficial Ownership/Broker Non-Votes. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name (“street name”), and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker how to vote with respect to the shares you beneficially own. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. A “broker non-vote” occurs when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the proposal is not routine and the broker therefore lacks discretionary authority to vote the shares, and (2) the beneficial owner does not submit voting instructions to the broker. If you do not instruct your broker on how to vote your shares, your broker may vote your shares at this meeting on the ratification of the appointment of the independent registered accounting firm only. If no instruction is given with respect to the election of directors, the amendment to the 2012 Equity Plan, the approval of the advisory (non-binding) vote on executive compensation, or the approval of the advisory (non-binding) proposal on the frequency of future shareholder votes on executive compensation, your broker cannot vote your shares on these proposals.

How do I vote?

Shareholders of Record: For shares registered in your name, you may vote your shares either in person at the annual meeting or by proxy.

•	In-Person Voting: Attend the annual meeting and deliver your completed proxy card in person.

•

Telephone Voting: You may grant a proxy to vote your shares by telephone. The telephone voting procedures are designed to authenticate your identity, to allow you to grant a proxy to vote your shares, and to confirm that your instructions have been recorded properly. To vote by telephone, call 1-800-PROXIES (1-800-776-9437). Please see the instructions on the enclosed proxy card.

•

Internet Voting: You may grant a proxy to vote your shares by means of the Internet. The Internet voting procedures are designed to authenticate your identity, to allow you to grant a proxy to vote your shares, and to confirm that your instructions have been recorded properly. To vote by means of the Internet, go to www.voteproxy.com. You will be required to provide our number and the control number, both of which are contained on your proxy card. You will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen, and you will be prompted to submit or revise them as desired.

•	By-Mail Voting: To vote by mail, you should mark, date, sign and mail the enclosed proxy card in the envelope provided.

Beneficial Owners: Shareholders whose shares are held in street name, that is, the shares are held in the name of and through a broker or nominee, may vote their shares either in person, at the annual meeting or by proxy.

•	In-Person Voting: Prior to the annual meeting, obtain a proxy form from the institution that holds your shares. Attend the annual meeting and deliver your completed proxy form in person.

•	Proxy Voting: Most beneficial owners, whose stock is held in street name, receive instructions for granting proxies from their banks, brokers or other agents.

A number of brokers and banks are participating in a program provided through Broadridge Financial Solutions Inc. that offers the means to grant proxies to vote shares over the telephone and Internet. If your shares are held in an account with a broker or bank participating in the Broadridge program, you may grant a proxy to vote those shares by calling the telephone number or accessing the website as shown on the instruction form received from your broker or bank.

General information for all shares voted via the Internet or by phone. We must receive Internet or telephone votes by 11:59 p.m. EST on Tuesday, April 1, 2014. Submitting your proxy via the Internet or by phone will not affect your right to vote in person should you decide to attend the annual meeting.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. We will publish final results in a Current Report on Form 8-K that will be filed with the Securities and Exchange Commission within four business days after the annual meeting. After the Form 8-K is filed, you may obtain a copy by visiting our website at www.intermountainbank.com and clicking on the SEC Documents link under Investor Relations, or by writing to: Intermountain Community Bancorp, c/o the Corporate Secretary, P. O. Box 967, Sandpoint, Idaho 83864.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

General

Our amended and restated articles of incorporation (“articles”) and bylaws allow the Board to set the number of directors on the Board within a range of five to fifteen. The articles also authorize the Board to fill vacancies that occur on the Board, including vacancies that are a result of increasing the number of directors.

Under the terms of our articles, directors are elected annually, or until their successors are elected and qualified. Under applicable corporate law, directors remain directors of a company until their successors are duly elected and qualified, notwithstanding the expiration of their respective term. Since the 2013 annual meeting, John T. Pietrzak was appointed a director of Intermountain. In addition, Jim Patrick informed the Board that due to outside commitments, he would not stand for re-election at the 2014 annual meeting. The Board has therefore fixed the number of directors to be elected at the annual meeting at ten and has nominated the persons listed on the following pages. Each of the directors has consented to serve as a director if elected, to serve until the 2015 annual meeting or until their successors are elected. Information regarding the directors’ backgrounds and qualifications is set forth below under each of their biographical summaries.

If any of the nominees should refuse or become unable to serve, your proxy will be voted for the person the Board designates to replace that nominee. We are not aware of any nominee who will be unable to or refuses to serve as a director.

Vote Required

The nominees for election as directors who receive the highest number of affirmative votes FOR will be elected. Brokers do not have discretion to cast a vote FOR the election of directors. Therefore, if your shares are in street name and you do not instruct your broker how to vote, your shares will not be voted on this proposal.

The Board of Directors unanimously recommends a vote “FOR” each of the nominees to the Board.

INFORMATION WITH RESPECT TO NOMINEES

The following tables set forth certain information with respect to the director nominees, followed by detailed biographical information.

Director Nominees

Name	Age as of 2/15/14	Primary Occupation
James T. Diehl	59	Attorney—Firm of J.T. Diehl
Ford Elsaesser	62	Attorney—Firm of Elsaesser Jarzabek Anderson Elliott & Macdonald Chtd.
Curt Hecker	53	President & CEO of Intermountain and Panhandle State Bank
Ronald Jones	58	CFO of Ecolotree, Inc.; Farm Owner/Operator
Russell J. Kubiak	67	Chief Operating Officer of James Fenton Company, Inc.
Maggie Y. Lyons	56	President of Resolve Financial Group, Inc.
John B. Parker	80	Retired Auto Dealer
John T. Pietrzak	41	Principal and Director of Castle Creek Capital
Michael J. Romine	73	Retired; Former Vice President & CFO of Inland Northwest Distributing, Inc.
John L. Welborn, Jr.	36	Director and Co-Chief Investment Officer of Stadium Capital Management, LLC

Background of Nominees

The business experience and any public company directorships of each of the directors for the past five years are described below. Directors of Intermountain also serve as directors of the Bank. Five of the directors (Messrs. Diehl, Elsaesser, Hecker, Parker and Romine) have been directors of Intermountain since the Company’s inception in 1997.

James T. Diehl has served as Vice Chairman of the Board of Intermountain since its formation in 1997. Mr. Diehl has been a director of the Bank since 1990 and has served as Vice Chairman of the Board of the Bank since 2001. He is an attorney and has been the sole proprietor of the law firm of J. T. Diehl since 1987. In addition to his law degree which he earned from Gonzaga University, Mr. Diehl also has a degree in Business Administration from the University of Montana. He brings to the Board a familiarity with the northern Idaho market based on over 29 years of practicing real estate and business law in the local community, and he has an extensive network of business and personal contacts within the Company’s primary market.

Ford Elsaesser has been a director of Intermountain since 1997 and of the Bank since 1992. Mr. Elsaesser was appointed Chairman of the Board of Intermountain in 2013. Mr. Elsaesser has a Bachelor of Science degree in forestry from Goodard College, Vermont, and a law degree from the University of Idaho College of Law. Mr. Elsaesser is the managing and senior partner of the law firm of Elsaesser Jarzabek Anderson Elliott & Macdonald, Chtd. which he founded in 1980. Mr. Elsaesser has also served as the Idaho Chapter 7 Bankruptcy Trustee in nine northern Idaho counties since 1984, Chapter 12 Bankruptcy Trustee in northern Idaho and eastern Washington since 1986 and as court appointed receiver, examiner and Chapter 11 Trustee in numerous cases. This broad experience in bankruptcy law brings a unique perspective to the Board from a risk management standpoint.

Curt Hecker has been a director and Intermountain’s President and Chief Executive Officer since its inception. Mr. Hecker was hired in 1995 as an Executive Vice President of the Bank. He has served as Chief Executive Officer and director of the Bank since 1996, and in May 2012 was also appointed President of the Bank, a position which he previously held from 1996 to 2001. Mr. Hecker earned a Business Administration degree from Boise State University in 1983, and graduated from Pacific Coast Banking School in 1994. Mr. Hecker joined the Bank with 11 years of banking experience, including expansion through mergers and acquisitions, as a vice president and manager with West One Bank (formerly Idaho First National Bank). In addition to the experience and knowledge gained during his early career, since 1996 Mr. Hecker has served on the Board of Directors of Coldwater Creek, Inc., a publicly traded retail company based in northern Idaho, and in 2009 joined the Board of Pacific Coast Banker’s Bancshares, a west coast based company providing correspondent banking services, loan participations, consulting and other services through its subsidiaries, Pacific Coast Bankers’ Bank and Banc Investment Group LLC. During his tenure at the Company, Mr. Hecker has demonstrated his leadership and expertise in economic planning and community action with numerous programs designed to support businesses and promote the work of local non-profits. The Board believes that the CEO’s service as a director, and as the executive with overall responsibility for executing the Company’s strategic plan, is one of primary liaison between the Board and management.

Ronald Jones was appointed to the Intermountain and Bank Boards in November 2004, following Intermountain’s merger with Snake River Bancorp, Inc./Magic Valley Bank. Mr. Jones served as Chairman of Magic Valley Bank from its opening in 1997 until April 2004. Mr. Jones has a Bachelor’s degree in Agricultural Economics from South Dakota State University and a Master’s degree in Business Administration from Colorado State University. His 17 years of experience as a bank director have included four capital expansions. As an independent consultant and expert witness in the bankruptcy system, he has experience in business modeling and analysis, especially related to agriculture. In the environmental engineering area, Mr. Jones develops life-cycle cost models for comparison of alternative treatment methods. Mr. Jones previously operated a business specializing in computerized accounting systems with an emphasis on clarity of management reports, sensitivity analysis, and risk recognition. Mr. Jones’ prior director experience together with his experience and background in business analysis serves as a valuable resource.

Russell J. Kubiak was appointed as a director to the Intermountain and Bank Boards in January 2012, following the closing of Intermountain’s 2012 Capital Raise, pursuant to the securities purchase agreement with JRF, LLC. In 2007, Mr. Kubiak was appointed the Chief Operating Officer of James Fenton Company, Inc., located in Sandpoint, Idaho, and its affiliates, Barrett, LTD, and JRF, LLC. James Fenton Company is a diversified real estate and investment company holding various real estate assets in Idaho and California. The company was founded by James Fenton, a former director of Intermountain and the Bank, who was also a founding shareholder until his death in 2005. Prior to the capital raise, Mr. Fenton’s estate was Intermountain’s largest shareholder. Mr. Kubiak oversees all company assets, personnel supervision and long- and short-range planning. Prior to his appointment in 2007, Mr. Kubiak served as the President and Chief Executive Officer of Production Finance International, LLC, a company that he founded in 1994 and which provided transaction-based trade financing for small businesses generally importing or exporting consumer and industrial products. Prior to that time, Mr. Kubiak founded Serac, Inc. in 1972, a prominent skiwear products company. Mr. Kubiak holds a degree in communications from the University of Washington. Mr. Kubiak provides an extensive network of business and personal contacts and is a valuable resource within the Company’s primary market.

Maggie Y. Lyons has been a director of Intermountain and the Bank since 2001. Ms. Lyons is currently President of Resolve Financial Group, Inc., a firm specializing in forensic accounting, bankruptcy and class-action settlement distributions, and other court-ordered services. She has held, and continues to be appointed to, positions of receivership, trustee and expert by courts in eastern Washington and Northern Idaho. Ms. Lyons is a Certified Public Accountant and holds a Bachelor of Science degree from the University of Idaho where she majored in accounting. In addition, Ms. Lyons has been an active leader and participant in numerous civic and volunteer organizations in Kootenai County since 1989. Ms. Lyons’ financial expertise and experience with distressed asset workouts and liquidations, together with her extensive business and personal network, serves as a valuable resource.

John B. Parker served as Chairman of the Board of Intermountain from its formation in 1997 until 2013. He has been a director of the Bank since 1980 and served as Chairman of the Board of the Bank from 1995 until 2013. Mr. Parker began his career as an auto dealer in Sandpoint and was the owner and General Manager of

Sandpoint Motor Company from 1957 through 1988. He then served as General Manager of Taylor Parker Motors from 1988 until his retirement in 1999. Mr. Parker has a degree in business with a major in marketing from the University of Idaho. In addition to his 42-year management career in the auto industry, Mr. Parker has also served on and chaired local community boards in Bonner County including 38 years as chairman of the Bonner General Hospital Board. As a longtime resident and businessman in Sandpoint, Mr. Parker provides an extensive network of business and personal contacts and a valuable perspective with regard to the Company’s primary market.

John T. Pietrzak was appointed a director to the Bank Board in January 2012 following the closing of Intermountain’s 2012 Capital Raise pursuant to the securities purchase agreement with Castle Creek Capital Partners IV, LP (“Castle Creek”) which gives Castle Creek the right to designate a nominee so long as they own more than 5% of the Company’s Voting Common Stock (including all securities convertible into common stock). In December 2013, Mr. Pietrzak was appointed a director to the Intermountain Board. Mr. Pietrzak is a Managing Principal of Castle Creek, a private equity company investing in U.S.- based community banks that he joined in 2005, and also serves as a board member of Square 1 Financial and its wholly owned subsidiary, Square 1 Bank, and Community Trust Financial Corporation.

Prior to joining Castle Creek, Mr. Pietrzak was a Director and Senior Manager of Finance at Levi Strauss & Co. where he led a team responsible for forecasting demand for the Dockers brand. Prior to that he worked at Diamond Strategy and Technology Consultants, assisting clients in developing and implementing strategies in the wireless data industry. Mr. Pietrzak began his career at Sara Lee Corporation and holds a Bachelor of Science degree in Accounting from Indiana University, an M.B.A. from The Wharton School at the University of Pennsylvania, and is a CFA charter holder. Mr. Pietrzak’s bank director experience, together with his financial background and business experience serves as a valuable resource to the Board.

Michael J. Romine has been a director of Intermountain since 1997 and the Bank since 1980. Mr. Romine served as the Vice President and Chief Financial Officer of Inland Northwest Distributing, Inc. from 1992 until his retirement in 2007. Mr. Romine has a Bachelor of Science degree in accounting from Montana State University. In addition, he is retired as a partner in PricewaterhouseCoopers and worked as an auditor and consultant to various businesses, including banks, during his career. Mr. Romine’s financial, accounting and auditing experience provides the Board with the experience and expertise needed as Audit Committee Chair.

John L. Welborn, Jr. was appointed a director to the Intermountain and Bank Boards in January 2012, following the closing of Intermountain’s 2012 Capital Raise pursuant to the securities purchase agreement with Stadium Capital Partners, L.P. and Stadium Capital Qualified Partners, L.P. (collectively, “Stadium”), which gives Stadium the right to designate a nominee so long as they own more than 5% of the Company’s Voting Common Stock (including all securities convertible into common stock). Mr. Welborn is a Managing Director and co-chief investment officer of Stadium Capital Management, LLC, an investment firm with offices in Bend, Oregon and New Canaan, Connecticut. Stadium Capital Management, LLC is the sole general partner of Stadium Capital Partners, L.P. and Stadium Capital Qualified Partners, L.P. Mr. Welborn has been with Stadium Capital Management, LLC since 2000, and is responsible for sourcing, researching and monitoring publicly traded and privately negotiated investments for Stadium’s investment partnerships, and also leads Stadium’s investments in the banking industry. Prior to joining Stadium Capital, Mr. Welborn was a financial analyst at The Beacon Group, a $2.0 billion principal investment and advisory firm that is now part of J.P. Morgan Chase & Co. At Beacon, Mr. Welborn was a member of The Mergers & Acquisitions Group, focusing on financial services companies and the Liquid Investments Committee. Mr. Welborn was also part of the deal team advising Chase Manhattan Corp. on its acquisition of J.P. Morgan & Co. Mr. Welborn’s prior business experience and background in financial analysis serves as a valuable resource.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors is committed to good business practices, transparency in financial reporting and strong corporate governance. Intermountain operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. The Board regularly monitors developments in the area of corporate governance, and our corporate governance policies, practices and committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices.

Board and Company Leadership Structure

The Board of Directors is committed to maintaining an independent Board, and for several years, a substantial majority of our Board has been comprised of independent directors. It has further been the practice of Intermountain to separate the duties of Chairman and Chief Executive Officer. In keeping with good corporate governance practices, at this time the Board believes that the separation of the duties of Chairman and Chief Executive Officer eliminates any inherent conflict of interest that may arise when the roles are combined and that an independent director who has not served as an executive of the Company can best provide the necessary leadership and objectivity required as Chairman.

Director Qualifications

The Board of Directors believes that each of the Company’s directors should bring a rich mix of qualities and skills to the Board. All of our directors bring to our Board a wealth of leadership experience derived from their service in a variety of professional and executive positions and extensive board experience.

The Nominating/Corporate Governance Committee (the “Nominating Committee”) is responsible for the oversight and nomination process for director nominees. The Nominating Committee has not historically adopted formal “director qualification standards” for Nominating Committee-recommended nominees. However, the Nominating Committee annually reviews the experience, qualifications, attributes and skills of each director and nominee as part of its evaluation of whether these are the right individuals to serve on Intermountain’s Board to help Intermountain successfully meet its long-term strategic plans. A more detailed discussion regarding the considerations given by the Nominating Committee when considering director nominees is set forth below in the section entitled “Meetings and Committees of the Board of Directors—Nominating/Corporate Governance Committee.”

The director biographical information set forth above summarizes the experience, qualifications, attributes and skills that Intermountain believes qualifies each director to serve on the Board. The Nominating Committee and the Board believe each respective director’s professional and business acumen and board experience and the total mix of all directors’ experience and skills are beneficial to the Company and the Board.

Code of Ethics

The Company adopted a Code of Ethics for Senior Financial Officers, which applies to its principal executive officer, principal financial officer, principal accounting officer or controller, as well as to directors and all other employees of the Company and the Bank and its divisions.

You can access the Company’s current Code of Ethics, as well as our Audit, Compensation and Nominating/Corporate Governance Committee charters by visiting our website at www.intermountainbank.com and clicking on the Governance Documents link under Investor Relations, or by writing to: Intermountain Community Bancorp, c/o the Corporate Secretary, P. O. Box 967, Sandpoint, Idaho 83864.

Director Independence

With the assistance of legal counsel to Intermountain, the Nominating Committee has reviewed the applicable legal standards for Board and Board committee member independence, and the criteria applied to determine “audit committee financial expert” status. The Nominating Committee has also reviewed a summary of the answers to annual questionnaires completed by each of the directors, which also included any potential director-affiliated transactions.

The Board then analyzed the independence of each director and nominee and determined that the following members of the Board meet the standards regarding “independence” required by applicable law, regulation and NASDAQ listing standards, and that each such director is free of relationships that would interfere with the individual exercise of independent judgment. In determining the independence of each director, the Board considered many factors, including any loans to the directors, each of which (i) were made in the ordinary course of business; (ii) were substantially made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or the Bank; and (iii) did not involve more than the normal risk of collectability or present other unfavorable features. Such arrangements are discussed in detail in the section entitled “Certain Relationships and Related Transactions.”

Based on these standards, the Board determined that each of the following current non-employee directors is independent:

James T. Diehl	John B. Parker
Ford Elsaesser	Jim Patrick
Ronald Jones	John T. Pietrzak
Russell J. Kubiak	Michael J. Romine
Maggie Y. Lyons	John L. Welborn, Jr.

In addition, the Board determined that Curt Hecker, the President and Chief Executive Officer of Intermountain, is not independent because he is an executive officer of Intermountain.

Shareholder Communications with the Board of Directors

The Company and the Board of Directors welcome communication from shareholders and other interested parties. Communications may be made by writing to the Chairman of the Board, c/o the Corporate Secretary, Intermountain Community Bancorp, P. O. Box 967, Sandpoint, Idaho 83864. A copy of such written communication will also be sent to our Chief Executive Officer. If the Chairman and the Chief Executive Officer determine that such communications are relevant to our operations and policies, such communications will be forwarded to the entire Board for review and consideration.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors met 12 times during the fiscal year ended December 31, 2013. Each director attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he or she served. We encourage, but do not require, directors to attend annual shareholder meetings. All of our directors who were directors at the time attended the 2013 annual shareholders meeting. In 2013, our independent directors met seven times without management present.

The Board of Directors has established, among others, an Executive Committee, an Audit Committee, a Compensation Committee, and a Nominating/Corporate Governance Committee. In addition, the Bank has various committees on which directors serve, including the Loan Committee and Trust and Wealth Management Committee.

The following table shows the membership of certain committees of the Board during 2013.

Committee Membership

Name	Executive	Audit	Compensation	Nominating
James T. Diehl	☑	☑	☑*	☐
Ford Elsaesser[1]	☑*	☐	☑	☑
Curt Hecker	☑	☐	☐	☐
Ronald Jones	☐	☑	☑	☐
Russell J. Kubiak	☐	☐	☐	☑
Maggie Y. Lyons	☑	☐	☐	☐
John B. Parker[2]	☑	☑	☑	☑*
Jim Patrick	☐	☐	☐	☑
Michael J. Romine	☑	☑*	☐	☐
John L. Welborn, Jr.	☐	☐	☐	☑
Total Meetings in 2013	1	8	6	5

[1]	Mr. Elsaesser relinquished his position as Chair of the Nominating Committee and became Chair of the Executive Committee effective April 24, 2013
[2]	Mr. Parker relinquished his position as Chair of the Executive Committee and became Chair of the Nominating Committee effective April 24, 2013
*	Committee Chairman

Board’s Authority for Risk Oversight

The Board has ultimate authority and responsibility for overseeing risk management at Intermountain. Some aspects of risk oversight are fulfilled at the full Board level. For example, the Board regularly receives reports from management on overall risk levels in the organization and a comprehensive review of the various risks faced by the Company, including a prioritization ranking of the various risks, and management’s mitigation strategies. It also receives more specific reports on various risk factors including credit risk, liquidity risk, capital risk, interest rate risk, operational risk, regulatory/compliance risk and technology risk.

The Board delegates other aspects of its risk oversight function to its committees. The Audit Committee oversees financial, accounting and internal control risk management. The Compensation Committee oversees the management of risks that may be posed by the Company’s personnel and compensation practices and programs. The Loan Committee oversees credit risk management, and the Risk Management Committee oversees technology and information security risk management along with liquidity, capital and interest rate risk. It also reviews the interaction of the various risks faced by the Company, the combined impact they may have, and the various risk management strategies the Company employs to manage all of its risks.

The head of the Company’s internal audit function reports directly to the Audit Committee. The executive officers regularly report directly to the entire Board and to appropriate Board committees with respect to the risks they are responsible for managing. The Company also engages various external companies to assist in performing risk evaluations and suggesting mitigation strategies, particularly involving interest rate risk, technology risk and regulatory risk.

The Compensation Committee oversees the management of risks that may be posed by the Company’s compensation practices and programs. As part of this process, the Compensation Committee is responsible for analyzing the compensation policies and practices for all employees, not just executive management. In its review of these policies and practices, the Compensation Committee has determined that the current policies and practices do not create or encourage risks that are reasonably likely to have a material adverse effect on the Company.

Audit Committee. During 2013 the Audit Committee was comprised of four directors. The members of the Audit Committee during 2013 are set forth in the chart above. For the entirety of 2013, each director who served on the Audit Committee was considered “independent” as defined by the NASDAQ listing standards and applicable SEC rules. The Board has determined that Michael J. Romine meets the definition of “audit committee financial expert” as defined by applicable SEC rules.

The Audit Committee operates under a formal written charter, a copy of which is available on our website at www.intermountainbank.com. As part of its periodic review of audit committee-related matters, the Audit Committee receives updates on relevant legal and regulatory requirements, including all applicable SEC rules as revised from time to time. The Audit Committee considers the corporate governance listing standards of NASDAQ in reviewing and updating its charter including with respect to committee membership.

The Audit Committee is responsible for the oversight of the quality and integrity of Intermountain’s financial statements, compliance with legal and regulatory requirements, the qualifications and independence of its independent auditors, the performance of its internal audit function and independent auditors, and other significant financial matters. It is the responsibility of management to prepare our financial statements and to maintain internal controls over the financial reporting process. In discharging its duties, the Audit Committee, among other things:

•	has the sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent auditors;

•	reviews and approves the engagement of our independent auditors to perform audit and non-audit services and fees related to these services;

•	meets independently with our internal auditing department, independent auditors and senior management;

•	reviews the integrity of our financial reporting process;

•	reviews our financial reports and disclosures submitted to bank regulatory authorities;

•	maintains procedures for the receipt, retention and treatment of complaints regarding financial matters; and

•	reviews and has the authority to approve related person transactions.

Compensation Committee. During 2013, the Compensation Committee was comprised of four directors. The members of the Compensation Committee during 2013 are set forth in the chart above. Each director satisfies the independence criteria under the NASDAQ listing standards and applicable rules of the SEC and IRS. The Compensation Committee reviews the performance of the Company’s Chief Executive Officer and other key employees and determines, approves and reports to the Board on the elements of their compensation and long-term equity-based incentives. During 2013, the Compensation Committee retained the services of two independent outside compensation consulting firms to assist the Compensation Committee in its deliberations regarding executive compensation for the Chief Executive Officer and other key executives. The Compensation Committee is directly responsible for the appointment, compensation and oversight of outside compensation consultants, legal counsel and any other advisors retained by the Compensation Committee.

In addition to the processes and procedures discussed above, in determining compensation for the other key executives, the Compensation Committee also takes into account public information relating to other public financial institutions and the recommendations of the Chief Executive Officer. The Chair of the Compensation Committee reports the actions of the Compensation Committee to the full Board.

In addition, the Compensation Committee:

•	recommends, if appropriate, new employee benefit plans to the Board of Directors;

•	reviews general compensation and employee benefit plans for all employees; and

•	makes determinations in connection with compensation matters as may be necessary or advisable.

The Compensation Committee operates under a formal written charter, a copy of which is available on our website at www.intermountainbank.com.

Nominating/Corporate Governance Committee. During 2013, the Nominating/Corporate Governance Committee was comprised of five directors. The members of the Nominating Committee during 2013 are set forth in the chart above. For the entirety of 2013, each director who served on the Nominating Committee was considered “independent” as defined by the NASDAQ listing standards. The Nominating Committee is responsible for recommending a slate of directors for election at Intermountain’s annual meeting and appointing directors to fill vacancies as they occur. It is also responsible for (i) considering management succession plans, the appropriate Board size and committee structure and appointments; (ii) determining Board and Board committee compensation; and (iii) developing and reviewing corporate governance principles applicable to Intermountain and its subsidiaries in light of emerging standards and best practices and the needs of the Company and its shareholders, and making such recommendations to the full Board as the Nominating Committee considers appropriate. The Nominating Committee operates under a formal written charter, a copy of which is available on our website at www.intermountainbank.com.

The Nominating Committee will consider nominees recommended by shareholders, provided that the recommendations are made in accordance with the procedures described in this proxy statement under “Shareholder Proposals and Director Nominations.” The Nominating Committee evaluates all candidates, including shareholder-proposed candidates, using generally the same methods and criteria, although those methods and criteria are not standardized and may vary from time to time. In deciding whether to recommend incumbent directors for re-nomination, the Nominating Committee evaluates Intermountain’s evolving needs and assesses the effectiveness and contributions of its existing directors through annual director evaluations.

The Nominating Committee is authorized to establish guidelines for the qualification, evaluation and selection of new directors to serve on the Board. The Nominating Committee has not adopted, nor does it anticipate adopting, specific minimum qualifications for Nominating Committee-recommended nominees, nor has the Nominating Committee adopted a formal policy relating to Board diversity, although the Nominating Committee and the Board value and seek to include members with diverse backgrounds, professional experience and skills which are relevant to the Company. The Nominating Committee instead evaluates each nominee on a case-by-case basis, including assessment of each nominee’s business experience, involvement in the communities served by the Company, and special skills. The Nominating Committee will also evaluate whether the nominee’s skills are complementary to existing Board members’ skills and the Board’s need for operational, managerial, financial, technological or other expertise, as well as geographical representation of the Company’s market areas.

In accordance with Idaho banking law, the Corporate Governance Guidelines of the Board of Directors require that within 12 months of commencing service as a director, and continuing thereafter while serving as a director, each director of Intermountain and each director of the Bank shall own shares of Intermountain Voting Common Stock having a book value of at least $500. All directors have met this stock ownership requirement with the exception of Mr. Welborn who was appointed to the Board of Directors as a representative of Stadium and John T. Pietrzak, who is a principal of Castle Creek, pursuant to their respective securities purchase agreements. As a representative of Stadium and Castle Creek, the ownership of Intermountain stock would cause regulatory concerns; therefore, the Idaho Department of Finance waived this stock ownership requirement for Mr. Welborn and Mr. Pietrzak.

DIRECTOR COMPENSATION

The Nominating Committee has authority over director compensation subject to the Board’s authority to approve changes. All directors, including those who are Company employees, receive fees for their service on the Board of Directors. We review the level of compensation of our directors on an annual basis. To determine the appropriate level of compensation for our directors, we obtain information from a number of different sources, including publicly available data describing director compensation in peer companies and information obtained directly from other companies. Directors receive an annual fee paid in 12 equal payments. The Chairman of the Board and committee chairs receive a higher fee to compensate for the additional work required by those positions.

The following table shows compensation earned during the last fiscal year by our non-employee directors who served on the Board during 2013. The footnotes to the table describe the details of each form of compensation paid to directors.

2013 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	All Other Compensation ($)(2)	Total ($)(3)
James T. Diehl	$27,000	$0	$27,000
Ford Elsaesser	45,667	0	45,667
Ronald Jones	27,000	425	27,425
Russell J. Kubiak	18,000	0	18,000
Maggie Y. Lyons	27,000	0	27,000
John B. Parker	29,500	0	29,500
Jim Patrick	18,000	1,269	19,269
John T. Pietrzak	0	0	0
Michael J. Romine	28,000	0	28,000
John L. Welborn, Jr.	0	0	0

(1)	Amounts reflect the annual fees paid to directors, with the exception of Mr. Welborn and Mr. Pietrzak, representatives of Stadium and Castle Creek, respectively, whose director fees of $18,000 and $15,300 are required to be paid directly to Stadium and Castle Creek, respectively.
(2)	Represents the premiums paid by Intermountain on behalf of Messrs. Jones and Patrick in connection with the split-dollar life insurance arrangements described below.
(3)	At fiscal year-end, each non-employee director except Messrs. Kubiak, Pietrzak and Welborn, held in the aggregate outstanding vested stock option awards to purchase shares of Intermountain as follows: Mr. Diehl 91 shares; Mr. Elsaesser 91 shares; Mr. Jones 636 shares; Ms. Lyons 55 shares; Mr. Parker 55 shares; Mr. Patrick 636 shares; Mr. Romine 91 shares.

Split-Dollar Life Insurance. Ronald Jones and Jim Patrick, the two directors of Intermountain who are former directors of Snake River Bancorp, Inc., are parties to split-dollar life insurance agreements with Magic Valley Bank. The Bank has assumed these agreements, which are identical to those with the other former Snake River Bancorp, Inc. directors. Pursuant to the terms of the agreements, (i) the Bank is obligated to pay the premiums on a bank-owned life insurance policy; and (ii) beneficiaries of the directors will receive a certain portion of any death benefits upon the death of the directors.

Amended and Restated Director Stock Plan. Intermountain previously maintained a separate director stock option plan (the “Director Plan”) for the benefit of non-employee directors, under which we generally made stock option grants and restricted stock awards to non-employee directors on an annual basis. Options and restricted stock awards granted under the Director Plan typically vested over a five-year period in 20% installments beginning on the first anniversary of the date of grant. Stock options granted under the Director Plan had an exercise price equal to the fair market value of our common stock on the date of grant as determined by the Board, and typically expired ten years from the date of grant. Restricted stock awards did not require payment of a cash purchase price for the shares. The Director Plan had a term of ten years. On January 14, 2009, the term of the Director Plan expired. Although no further awards may be granted under the Director Plan, all outstanding awards are governed by the terms and conditions of the plan. Eligible employees and directors have the opportunity to receive stock awards under the 2012 Equity Plan; however, no stock awards were granted to directors under the 2012 Equity Plan in 2013.

EXECUTIVE COMPENSATION

Compensation Tables

The following table shows compensation paid or accrued for the last two fiscal years to the Named Executive Officers.

2013 Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)(7)(8)	Total ($)
Curt Hecker,	2013	$264,760	$100,000	$532,700	$72,150	$6,210	$975,820
President and CEO of the Company and the Bank	2012	231,320	0	0	65,279	5,798	302,397

Douglas Wright,	2013	201,342	75,000	456,600	0	8,641	741,583
EVP, Chief Financial Officer and Treasurer of the Company and the Bank	2012	175,271	0	0	0	8,228	183,499

Pamela Rasmussen,	2013	168,850	60,000	114,150	0	6,134	349,134
EVP, Chief Administration Officer of the Bank and Asst. Secretary of the Company and the Bank	2012	155,006	10,000	0	0	6,948	171,954

(1)	Includes directors fees paid to Mr. Hecker during the fiscal year 2013 in the amount of $15,000.
(2)	Includes bonus paid to each of Messrs. Hecker and Wright and Ms. Rasmussen in the amounts of $100,000, $75,000 and $50,000, respectively, pursuant to a Retention Bonus Agreement dated December 31, 2013 and $10,000 that vested under Ms. Rasmussen’s Stock Purchase Bonus Program Agreement. The terms of the Retention Bonus Agreements and Ms. Rasmussen’s Stock Purchase Bonus Program Agreement are discussed below.
(3)	Represents the grant date fair value of the stock awards. The fair value of these awards was determined in accordance with the Compensation—Stock Compensation topic of the FASB ASC. Assumptions used to calculate these amounts are set forth in the notes to the Company’s audited financial statements for the fiscal year ended 2013, included in the Company’s accompanying Annual Report.
(4)	The fair market value of the restricted stock awards granted to each of Messrs. Hecker and Wright and Ms. Rasmussen in 2013 was based on the price of Intermountain’s Voting Common Stock at the close of business on December 27, 2013 ($15.22), the date on which the restricted awards were granted. The restricted stock awards vested 50% upon the date of grant, with the remainder vesting equally on December 31, 2014 and December 31, 2015. In the event of a change in control of the Company, any unvested shares issued to Messrs. Hecker and Wright will become fully vested and unvested shares issued to Ms. Rasmussen will accelerate due to an “involuntary termination without cause” or a “voluntary termination with good reason” after a change in control. The material terms of the restricted stock awards are set forth below under “Incentive and Stock Plans” and in “Proposal No. 2.”
(5)	Represents the increase during 2013 in actuarial present values of Mr. Hecker’s accumulated benefits under his Salary Continuation and Split Dollar Agreements.

(6)	Amounts include premiums paid by Intermountain on behalf of Mr. Hecker and for Ms. Rasmussen in the amounts of $1,454 and $240, respectively, pursuant to their respective split-dollar life insurance agreements.
(7)	Amounts reflect contributions paid by Intermountain or the Bank under the 401(k) Savings Plan and Trust (“401(k) Plan”) in the amount of $3,375 for Mr. Hecker, $3,518 for Mr. Wright and $1,094 for Ms. Rasmussen.
(8)	Represents amounts paid by the Company to the executive in the form of automobile allowance, club dues and miscellaneous payments.

Incentive and Stock Plans

General. Intermountain and the Bank have historically implemented two executive incentive and stock programs: the Executive Incentive Plan and the Stock Purchase Bonus Program, the material terms of which are summarized below. The objectives of the Executive Incentive Plan are to provide the executive officers of Intermountain and the Bank with specific performance objectives and goals, and to motivate such executive officers to reach such objectives and goals. The objectives of the Stock Purchase Bonus Program are to encourage executive stock ownership and promote long-term retention of executive officers. The Company also maintains an equity compensation plan as described below.

Executive Incentive Plan. An executive incentive plan has historically been designed to provide a cash incentive for management to achieve annual (as opposed to long-term) Company performance goals. The key executives who are eligible to participate in the plan include all of the Named Executive Officers. Under the plan, prior to the beginning of each year, Intermountain’s management selects appropriate performance criteria and develops annual performance goals for Intermountain for approval by the Compensation Committee. However, in light of certain restrictions under the CPP, the Company did not implement a cash incentive program for 2013. The Compensation Committee has approved such a plan for the fiscal year 2014.

Stock Purchase Bonus Program. The Company has adopted a Stock Purchase Bonus Program for executive officers and other officers of Intermountain and the Bank. The program is implemented through the execution of individual stock purchase bonus agreements entered into by Intermountain and the officer. The purpose of the program is to encourage and incent officers to own Company stock, thereby further aligning the interests of management with those of Intermountain’s shareholders. Under the agreement, these officers may purchase on the open market shares of Intermountain Voting Common Stock. If the officer makes such a purchase within the required time frame, the officer will generally be paid a bonus equal to the lesser of (i) the actual dollar amount paid by the officer for Intermountain shares, including fees and/or commissions; or (ii) the maximum award amount. In certain circumstances, however, the Company may elect to pay a bonus greater than the value of the stock required to be purchased under the agreement in order to provide a supplemental bonus opportunity for retention purposes. The bonus is paid to the officer in either three, five or ten annual installments. In order to receive any payment installment, an officer must be a full-time employee on the date such installment is due and payable.

2012 Stock Option and Equity Compensation Plan. At the 2012 annual meeting, the Company’s shareholders approved the 2012 Equity Plan that provides for the grant of incentive and non-qualified stock options and restricted stock awards to key officers and employees of Intermountain and/or the Bank. Stock options under the 2012 Equity Plan expire ten years from the date of grant and must have an exercise price of not less than the fair market value of Intermountain stock at the time of grant. In December 2013, following the redemption of the CPP, grants of awards in the aggregate amount of 100,000 shares were made to certain officers under the 2012 Equity Plan. As described below under Proposal No. 2—Amendment to 2012 Stock Option and Equity Compensation Plan, our shareholders are being asked to approve an amendment to the 2012 Equity Plan to provide for an increase in the number of shares available for issuance by 175,000 shares. A detailed discussion regarding the material terms of the 2012 Equity Plan is set forth under Proposal No. 2.

Former Equity Incentive Plan. Intermountain previously maintained an Employee Stock Option and Restricted Stock Plan (“Former Equity Incentive Plan”), the terms and conditions of which are essentially identical to the terms and conditions of the 2012 Equity Plan. At December 31, 2013, the number of shares subject to granted but unexercised options under the Former Equity Incentive Plan, as adjusted for subsequent stock splits and stock dividends, was 4,424 shares. The Former Equity Incentive Plan had a term of ten years. On January 14, 2009, the term of the Former Equity Incentive Plan expired, however the terms of the Former Equity Incentive Plan continue to govern the unexercised options granted under this plan.

2013 Outstanding Equity Awards at Fiscal Year-End

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Curt Hecker	0	0	$0	—	17,500	$275,625
Douglas Wright	1,710	0	47.93	02/03/14	15,000	236,250
Pamela Rasmussen	109	0	129.48	11/09/14	3,750	59,063

(1)	Restricted stock awards are held in escrow and vest equally on December 31, 2014 and December 31, 2015, respectively.
(2)	Based on the market price of Intermountain Voting Common Stock on NASDAQ as of close of market on December 31, 2013, which was $15.75.

Retention Bonus Agreements

On December 31, 2013, the Company awarded cash retention bonuses to Curt Hecker, Douglas Wright and Pamela Rasmussen in the amounts of $100,000, $75,000 and $50,000, respectively, subject in each case to applicable withholding taxes, pursuant to respective Retention Bonus Agreements dated December 31, 2013.

The retention bonuses were awarded subject to the terms and conditions of a Retention Bonus Agreement entered into between the Company and each of the executives. Such agreements provide that the executive agrees to repay to the Company, in a single lump sum, the entire amount of the bonus if the executive’s employment terminates before December 31, 2014, unless (i) such termination is the result of involuntary termination without cause (as defined in the agreement), or (ii) such termination occurs after a Change in Control (as defined in the agreement) occurs. If the executive does not repay the full amount of the bonus on or before the date of termination occurring on or before December 31, 2014, the agreement provides that the Company may offset against the repayment obligation any cash or property then held by the Company, including cash held in a deposit account at the Bank and any unvested shares of restricted stock of the Company awarded to the executive. The form of Retention Bonus Agreement is filed as an exhibit to the Company’s 2013 Annual Report on Form 10-K.

Post-Employment and Termination Benefits

The following is a discussion regarding the post-employment and termination arrangements currently in place for the Named Executive Officers. The amounts stated are based on the maximum amounts that could be paid under the existing compensation arrangements on December 31, 2013.

Salary Continuation Agreement and Split Dollar Agreement. In January 2002, the Bank entered into a Salary Continuation Agreement and Split Dollar Agreement with Curt Hecker to provide additional retirement benefits. The agreement was amended and restated on January 1, 2008. The agreement is unsecured and unfunded and there are no plan assets. The Bank has purchased single premium bank-owned life insurance policies (“BOLI policies”) on the life of Mr. Hecker and intends to use income from the BOLI policies to offset benefit expenses.

Upon reaching age 60, the Salary Continuation Agreement provides for a maximum annual payment to Mr. Hecker of $148,000, for a period of ten years, provided he was employed by the Bank on January 1, 2012. In the event that the employment of Mr. Hecker terminated for any reason and he was less than 60 years of age as of such termination (other than for death, disability, for cause or in connection with a change in control, as each term is defined in his Salary Continuation Agreement), then Mr. Hecker would receive an annual payment ranging from $86,700 to $148,000, depending on the date of his termination, during each of the 10 years after attaining the age of 60.

If Mr. Hecker’s employment is terminated because of disability before the age of 60, he will receive an annual payment ranging from $86,700 to $148,000, depending on the date of disability, during each of the 10 years after attaining the age of 60. Finally, if Mr. Hecker’s employment is terminated in connection with a change in control (so long as he is not terminated for cause, as defined), Mr. Hecker will be entitled to a lump-sum payment of $760,000 to $1,074,000, depending upon the date of the change in control. Furthermore, if Mr. Hecker is subject to any excise tax as a result of an acceleration of his benefits under his agreement in the event of a change in control, Mr. Hecker will receive an “excise tax reimbursement” equal to the amount of his excise tax. (See below for a description of excise tax reimbursement.)

Under the Salary Continuation Agreement and the Split Dollar Agreement, Mr. Hecker’s estate will receive a one-time payment of $1,110,000 if Mr. Hecker dies before the age of 60, provided that the Bank employed him at the time of death. The Bank will be the beneficiary of any death proceeds remaining after Mr.  Hecker’s interest has been paid to his estate.

Curt Hecker Employment Agreement

Mr. Hecker serves as President and Chief Executive Officer of Intermountain and the Bank. During calendar year 2013, Mr. Hecker’s employment was governed by an employment agreement that terminated December 31, 2013, and a new agreement was entered into effective January 1, 2014.

Employment Agreement that Terminated December 31, 2013. The employment agreement provided Mr. Hecker four weeks of paid vacation annually, life insurance and miscellaneous fringe benefits, including use of an automobile, as well as his eligibility to participate in any bonus, incentive and benefit plans made available to executive officers. If Mr. Hecker was terminated involuntarily without cause or if he voluntarily terminated for any reason, he was entitled to severance in an amount calculated at twice the average of his annual base salary over the two most recent fiscal years payable in one lump sum on the first day of the seventh month after the month following termination. But if Mr. Hecker’s employment terminated involuntarily (i) other than for cause, disability, retirement or death within 24 months after a change in control, or (ii) within the period between the date of entering into a definitive agreement and the effective date of the change in control, or (iii) if he terminated for good reason, his severance would instead be calculated at twice the sum of his average annual base salary and short-term bonus over the two most recent fiscal years. The difference between the change-in-control severance amount (twice the average annual base salary and short-term bonus) versus severance payable for employment termination in other contexts (twice the average annual base salary) was also payable to Mr. Hecker if his employment was terminated involuntarily without cause or if he terminated for any reason within 12 months before an agreement for a change in control was entered into. The change-in-control severance was payable on the later of the date his employment terminated, the effective date of the change in control, or the first day of the seventh month after the month in which his employment was terminated. Mr. Hecker’s employment agreement also provided for reimbursement of certain taxes and legal fees and contained non-compete provisions, as described below. Taking into account Mr. Hecker’s potential change-in-control severance benefit under the Employment Agreement and the benefit payable under his Salary Continuation Agreement, Intermountain believes that benefits payable to Mr. Hecker would have triggered an excise tax reimbursement in the event of a change in control.

Employment Agreement Effective January 1, 2014. Mr. Hecker’s new agreement is for a three-year term, and renews automatically on the anniversary of the effective date and on each anniversary date thereafter for an additional year. Mr. Hecker’s annual salary under the agreement is $325,000, which will be reviewed annually and may be increased upon recommendation of the Compensation Committee and/or the Board. The agreement grants Mr. Hecker four weeks of paid vacation annually, life insurance and miscellaneous fringe benefits, including use of an automobile, as well as his eligibility to participate in any bonus, incentive and benefit plans made available to executive officers.

If Mr. Hecker’s employment terminates involuntarily without cause or if he voluntarily terminates for good reason, he will be entitled to severance in an amount equal to his annual base salary for the unexpired term of the agreement, payable in one lump sum on the first day of the seventh month after the month following termination, and payment of a portion of his cost for continued medical and dental insurance coverage, continuing to the earlier of the date he becomes eligible for coverage under another medical insurance plan, his attainment of age 60, his death, or the end of the remaining term of the agreement.

In the event of a change in control, as defined in the agreement, during the term of his agreement, Mr. Hecker will receive an amount equal to three times his annual compensation (calculated to include base salary at the time of the change in control, plus any cash bonus or incentive compensation for the calendar year immediately prior to the date in which the change in control occurs), payable in one lump sum on the effective date of the change in control.

The Employment Agreement also provides for reimbursement of certain taxes (“excise tax reimbursement”) if the aggregate benefits payable to Mr. Hecker after a change in control are subject to excise tax under section 4999 of the Internal Revenue Code (the “Code”). In general terms, IRC Section 280G disallows an employer’s compensation deduction for so-called “excess parachute payments” made to an executive after a change in control. Correspondingly, section IRC 4999 imposes a 20% excise tax on the executive receiving excess parachute payments. Payments made to an executive as the result of a change in control are excess parachute payments if they equal or exceed the executive’s base amount multiplied by three. If the payments equal or exceed that threshold, the 20% excise tax is imposed on payments exceeding the executive’s base amount, and the employer’s compensation deduction is forfeited on those same dollars. The executive’s base amount is his five-year average taxable compensation. The excise tax reimbursement benefit will reimburse Mr. Hecker for the 20% excise tax, but not for any additional excise tax on the reimbursement itself. He will be responsible for all other federal and state taxes (including income taxes) due on the excise tax reimbursement benefit. The excise tax reimbursement benefit would not be a deductible payment to Intermountain or the Bank. For purposes of the calculation under sections 280G and 4999 of benefits payable after a change in control, the total benefits include severance payable under a severance or employment agreement, accelerated payment or accelerated vesting of benefits under compensation arrangements such as equity award plans or agreements and Salary Continuation Agreements, and other benefits whose payment or vesting accelerates because of the change in control.

Mr. Hecker’s employment agreement provides that he is entitled to reimbursement of up to $500,000 of legal fees if his employment agreement is challenged after a change in control, regardless of whether Mr. Hecker prevails in such dispute.

Lastly, without prior written consent, the employment agreement prohibits Mr. Hecker from competing with Intermountain or the Bank as a director, officer, shareholder, or otherwise during the term of his employment and for two years after termination of his employment. The prohibition against competition terminates immediately after a change in control occurs. A copy of Mr. Hecker’s 2014 Employment Agreement is filed as an exhibit to the Company’s 2013 Annual Report on Form 10-K.

The table below shows the maximum amounts that could be paid to Mr. Hecker under his agreements which were in place on December 31, 2013, and (i) is based on the executive’s salary at December 31, 2013, and (ii) assumes that a triggering event occurred on December 31, 2013. Because Mr. Hecker’s new Employment

Agreement was not effective until January 1, 2014, the termination payments reflected in the following table are based on the terms of the Employment Agreement that terminated December 31, 2013, the material terms of which are described above.

	Termination/Change-in-Control Payments Under 2013 Employment Agreement		Termination /Change-in-Control (“CIC”) Payments Under Salary Continuation Agreement and Split Dollar Agreement
	Voluntary or Involuntary Termination (without cause)(1)	Involuntary Termination (without cause) or constructive termination in connection with a CIC(2)	Payment Due to Death Prior to Age 60(3)	Termination Due to Early Termination or Disability Prior to Age 60(4)	Voluntary or Involuntary Termination (without cause) Due to CIC(5)
Base salary	$466,080	$466,080	$1,110,000	$86,717	$756,991
Short-term bonus	0	100,000	0	0	0
Excise tax reimbursement	0	131,203	0	0	0
FMV of accelerated equity vesting(6)	0	275,625	0	0	275,625
Total	$466,080	$972,908	$1,110,000	$86,717	$1,032,616

(1)	Represents two times Mr. Hecker’s average base salary, payable in a lump-sum payment.
(2)	Represents two times Mr. Hecker’s average base salary and short-term bonus over the two most recent years, payable in a lump-sum payment, and the amount payable pursuant to the excise tax reimbursement.
(3)	Represents amount payable to Mr. Hecker’s beneficiaries under the Split Dollar Agreement in the event Mr. Hecker dies while still employed by the Company, payable in a lump-sum payment.
(4)	Represents the amount payable each year for a 10-year period based on the accrual balance at December 31, 2013.
(5)	Represents the amount payable based on the discounted retirement age accrual balance at December 31, 2013, payable in a lump-sum payment.
(6)	For purposes of this table the fair market value of the accelerated vesting of equity awards is determined as being the difference between the Company’s December 31, 2013 closing stock price and the strike price of the accelerated equity awards. It is expected that in the event of a change in control, the per share settlement stock price would be substantially higher than that used in this table.

Douglas Wright Employment Agreement

Douglas Wright serves as Executive Vice President and Chief Financial Officer of Intermountain and the Bank. Mr. Wright was not previously a party to an employment agreement but rather to a January 1, 2008 Amended and Restated Executive Severance Agreement, which was superseded by a new Employment Agreement and voided as of January 1, 2014.

Amended and Restated Executive Severance Agreement that Terminated December 31, 2013. The Executive Severance Agreement provided that Mr. Wright was entitled to severance if his employment was terminated involuntarily (i) other than for cause, disability, retirement or death within 24 months after a change in control, (ii) within the period between the date of entering into a definitive agreement and the effective date of the change in control, or (iii) within 12 months before an agreement for a change in control is entered into, or if he terminated for good reason. The severance payment would be an amount equal to twice the sum of his average annual base salary and short-term bonus over the two most recent fiscal years, payable on the later of the date employment was terminated, the effective date of the change in control, or the first day of the seventh month after the month employment is terminated. Mr. Wright’s agreement also provided for reimbursement of certain taxes and legal fees of $300,000, as described below.

Employment Agreement Effective January 1, 2014. Mr. Wright’s agreement is for a three-year term commencing January 1, 2014. On the first anniversary of the effective date and on each anniversary thereafter,

Mr. Wright’s employment will be extended automatically for one additional year unless the Company’s Board of Directors determines that the term will not be extended. The agreement provides for an annual salary of $260,000, which salary will be reviewed annually by the Board of Directors or the Compensation Committee.

The provisions of Mr. Wright’s Employment Agreement regarding (i) severance payable upon involuntary termination without cause, or voluntary termination with good reason, (ii) payment upon a change in control, (iii) excise tax reimbursement, (iv) reimbursement of legal fees if his employment agreement is challenged following a change in control, and (v) non-competition during the term of the agreement and following termination of employment, are identical to those applicable to Mr. Hecker’s 2014 Employment Agreement as described above. A copy of Mr. Wrights’s 2014 Employment Agreement is filed as an exhibit to the Company’s 2013 Annual Report on Form 10-K.

The table below shows the maximum amounts that could be paid to Mr. Wright under his Executive Severance Agreement which was in place on December 31, 2013 and (i) is based on the executive’s salary at December 31, 2013, and (ii) assumes that a triggering event occurred on December 31, 2013. Because Mr. Wright’s Employment Agreement was not effective until January 1, 2014, the termination payments reflected in the following table are based on the terms of the Executive Severance Agreement that terminated December 31, 2013, the material terms of which are described above.

Termination in Connection with Change in Control (other than for cause, death, disability or retirement) under 2013 Executive Severance Agreement(1)
Base Salary	$376,613
Short-Term Bonus	75,000
Fair market value of accelerated equity vesting(2)	236,250
Total	$687,863

(1)	Represents two times the average base pay and short-term bonus over the two most recent calendar years, payable in a lump-sum payment.
(2)	For purposes of this table the fair market value of the accelerated vesting of equity awards is determined as being the difference between the Company’s December 31, 2013 closing stock price and the strike price of the accelerated equity awards. It is expected that in the event of a change in control, the per share settlement stock price would be substantially higher than that used in this table.

Executive Severance and Bonus Agreements for Pamela Rasmussen

Pamela Rasmussen serves as the Executive Vice President and Chief Administrative Officer of the Bank. Ms. Rasmussen was previously a party to a December 28, 2007 Amended and Restated Executive Severance Agreement, which was superseded and voided as of January 1, 2014 by a new Severance Agreement.

Executive Severance Agreement that Terminated December 31, 2013. The terms of the agreement with Ms. Rasmussen are substantially identical in nature to the Executive Severance Agreement described above for Mr. Wright, except that her agreement did not provide for any excise tax reimbursement payable after a change in control, and her reimbursement in legal fees was limited to up to $250,000.

Severance Agreement Effective January 1, 2014. The new Severance Agreement provides that Ms. Rasmussen is entitled to severance if her employment terminates within 24 months after a change in control (as defined in the agreement), involuntarily but without cause (as defined in the agreement) or voluntarily but with good reason (as defined in the agreement). The severance payment would be an amount equal to two times Ms. Rasmussen’s compensation (base salary plus cash bonus or cash incentive compensation for the calendar year immediately before the year in which the change in control occurs or the calendar year immediately before the year in which employment termination occurs, whichever is greater).

Ms. Rasmussen would also be entitled to reimbursement for a portion of her cost for continued medical and dental insurance coverage, continuing until the earlier to occur of the date she becomes eligible for medical and dental coverage under another medical insurance plan, her attainment of age 60, her death, or the second anniversary of the date of her termination of employment.

The agreement provides that Ms. Rasmussen is entitled to reimbursement of up to $250,000 of legal fees if her severance agreement is challenged after a change in control, regardless of whether Ms. Rasmussen prevails in such dispute.

The agreement prohibits Ms. Rasmussen from competing with the Company or the Bank as a consultant, officer, director, organizer, employee or shareholder during the term of her employment and for two years after termination of employment. This prohibition against competition terminates upon a change in control if such change in control occurs before Ms. Rasmussen’s employment terminates. A copy of Ms. Rasmussen’s Severance Agreement is filed as an exhibit to the Company’s 2013 Annual Report on Form 10-K.

In addition, as a former director of Snake River Bancorp, Inc., Ms. Rasmussen is a party to a split-dollar life insurance agreement with Magic Valley Bank, which was assumed by the Bank. The terms of this agreement are identical to the Split Dollar Agreements with Messrs. Jones and Patrick, the terms of which are described under “Director Compensation.”

On March 14, 2007, the Company entered into a Stock Purchase Bonus Agreement with Ms. Rasmussen. Under the terms of this agreement, Ms. Rasmussen would be reimbursed up to $200,000 payable over a ten-year period, provided Ms. Rasmussen acquired shares of Intermountain Voting Common Stock prior to November 30, 2007. This agreement was subsequently amended and restated to decrease the required total investment in Intermountain common stock to $100,000. The bonus payable under this agreement remained at $200,000, with the additional $100,000 not used to reimburse stock purchases intended to be a supplemental bonus. As shown in the 2013 Summary Compensation Table, Ms. Rasmussen received a bonus of $10,000 in 2013 under this agreement.

The table below shows the maximum amounts that could be paid to Ms. Rasmussen under her Executive Severance Agreement which was in place on December 31, 2013, and (i) is based on the executive’s salary at December 31, 2013, and (ii) assumes that a triggering event occurred on December 31, 2013. Because Ms. Rasmussen’s Severance Agreement was not effective until January 1, 2014, the termination payments reflected in the following table are based on the terms of the Executive Severance Agreement that terminated December 31, 2013, the material terms of which are described above.

Termination in Connection with Change in Control (other than for cause, death, disability or retirement) under 2013 Executive Severance Agreement(1)
Base Salary	$323,856
Short-Term Bonus	50,000
Fair market value of accelerated equity vesting(2)	59,063
Total	$432,919

(1)	Represents two times the average base pay and short-term bonus over the two most recent calendar years, payable in a lump-sum payment.
(2)	For purposes of this table the fair market value of the accelerated vesting of equity awards is determined as being the difference between the Company’s December 31, 2013 closing stock price and the strike price of the accelerated equity awards. It is expected that in the event of a change in control, the per share settlement stock price would be substantially higher than that used in this table.

Employee Benefit Plans

401(k) Savings Plan. Intermountain and the Bank have a 401(k) Savings Plan (“401(k) Plan”) covering substantially all employees. An employee must be at least 19 years of age and have six months of service with Intermountain or the Bank to be eligible for the 401(k) Plan (“Effective Date”). Under the 401(k) Plan, participants may defer a percentage of their compensation, the dollar amount of which may not exceed the limit as governed by law. At the direction of the Board of Directors, Intermountain may also elect to pay a discretionary matching contribution equal to a percentage of the amount of the salary deferral made by the participant. The 401(k) Plan provides that contributions made by the employee are 100% vested immediately upon the participant’s Effective Date. Contributions made by the employer vest 50% in year one and 100% in year two.

A committee of the Bank acts as the Plan Administrator of the 401(k) Plan. The general investment options are determined by the Plan’s Administrative Committee.

Report of Compensation Committee

The Compensation Committee of the Board of Directors makes the following report which, notwithstanding anything to the contrary set forth in any of Intermountain’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

As a participant in the U.S. Treasury’s Capital Purchase Program under TARP, the Company was subject to certain restrictions on compensation and corporate governance requirements during the time when the preferred stock issued to Treasury was outstanding (the “CPP Period”). The Company redeemed the preferred stock, and the CPP Period ended, on November 20, 2013. Pursuant to the requirements of Sections 111(b)(3)(A), 111(b)(3)(E), 111(b)(3)(F) and 111(c) of the Emergency Economic Stabilization Act of 2008, and 31 CFR Part 30.4, the Committee hereby certifies that during the CPP Period:

1.	It reviewed with the Company’s Compliance and Human Resource departments and executive management the “senior executive officer” (“SEO”) compensation plans and made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Intermountain;

2.	It reviewed with the Company’s Compliance and Human Resource departments and executive management the Company’s employee compensation plans and made all reasonable efforts to limit any unnecessary risks these plans pose to Intermountain; and

3.	It reviewed the Company’s employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Intermountain to enhance the compensation of any employee.

The following SEO compensation plans do not contain any features that could reasonably be interpreted to encourage SEOs to take risks:

SEO Compensation Plan	How the Plan Does Not Encourage Taking Risks
Stock Purchase Bonus Program	Program encourages Company stock ownership of executive officers; no risk-taking incentives inherent in the plan.

Employment/Change-in-Control, and Severance Agreements	Agreements provide fixed cash compensation amounts under various circumstances; no incentive criteria included in the agreements.

Salary Continuation and Split Dollar Agreements	Agreements provide additional retirement benefits; no incentive criteria included in the agreements.

Retention Bonus Agreements	Agreements provide for fixed payments subject only to continued service; no incentive criteria included in the agreements.

The Company’s other SEO compensation plans are listed in the table below, together with an explanation of how they do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Intermountain.

SEO Compensation Plan	How the Plan Does Not Encourage Unnecessary and Excessive Risks that Threaten the Value of Intermountain
Employee Stock Option and Restricted Stock Plan (expired, but prior awards remain outstanding)	Award values are linked to the market price of the Company’s stock; awards vest over a period of years; interests are aligned with shareholders; no risk-taking incentives inherent in the plan.

Employee Stock Option and Restricted Stock Plan (approved in 2012, but no awards were granted under this plan during the CPP Period)	Award values are linked to the market price of the Company’s stock; awards vest over a period of years; interests are aligned with shareholders; no risk-taking incentives inherent in the plan.

The following is a list of each general employee compensation plan not listed as an SEO compensation plan above. No general employee compensation plan has any features that could reasonably be expected to expose the Company to material risk. Accordingly, the Compensation Committee determined that no plan poses any unnecessary risks to the Company and therefore no plan features need to be limited on that basis. In addition, the Compensation Committee determined that no general employee compensation plan links the potential for any material payout to the Company’s reported earnings, and so no such plan can reasonably be viewed as encouraging the manipulation of reported earnings to enhance the compensation of any employee.

General Employee Compensation Plans not Included Among SEO Plans Above

•	General employee incentive bonus plans

•	Guaranteed annual bonus program for certain key employees

2013 Compensation Committee Members

James T. Diehl (Chairperson) * Ford Elsaesser *

Ronald Jones * John B. Parker

PROPOSAL NO. 2—APPROVAL OF AN AMENDMENT TO

2012 STOCK OPTION AND EQUITY COMPENSATION PLAN

General

We have historically maintained stock plans for the benefit of our employees and directors. Both our employee stock plan and director stock plan were originally adopted in 1999, and each expired in January 2009. Due to the economic environment, the Board determined not to implement a new plan until the approval of the 2012 Equity Plan.

The Board believes that stock-based incentives are essential to attract and retain the services of individuals in a competitive environment who are likely to make significant contributions to our success, to encourage ownership of our common stock by employees and directors, and to promote our success by providing both rewards for exceptional performance and long-term incentives for future contributions to the Company.

Stock options and stock awards may be granted under the 2012 Equity Plan to eligible employees (including persons newly hired but not yet working) and directors, but non-employee directors and newly hired employees who have not begun work may not be granted “incentive stock options” as described below.

As a participant in the CPP, the Company was restricted in the compensation that it could pay its executive officers. In December 2013, following the redemption of the CPP, the Compensation Committee of the Board of Directors made restricted stock awards to certain of its officers which utilized all 100,000 shares originally reserved for issuance under the 2012 Equity Plan.

Accordingly, at their respective meetings held in January 2014, the Compensation Committee recommended that the 2012 Equity Plan be amended to increase the number of shares authorized for issuance under the plan by 175,000 and the Board approved amending the plan, subject to shareholder approval. The proposed amendment would increase the aggregate number of shares authorized for issuance under the 2012 Equity Plan from 100,000 shares (all of which have been granted) to 275,000 shares.

In addition, and as discussed in detail below, at their respective February 2014 meetings, the Compensation Committee authorized and the Board ratified, subject to shareholders approving the amendment to the 2012 Equity Plan, the grant of 160,000 shares in the form of restricted stock awards to certain executive officers and employees, leaving 15,000 shares remaining available for future grant under the 2012 Equity Plan.

2014 Benefit Grants

The following chart reflects a one-time grant of a restricted stock performance award to certain executive officers and employees issued pursuant to a long term incentive plan approved by the Compensation Committee based on the achievement of certain performance metrics. As noted above, the awards are subject to the shareholders approving the amendment to the 2012 Equity Plan presented in this Proposal No. 2.

2012 Equity Plan (if amendment is approved)

Name and Position	Dollar Value ($)(1)	Number of Shares(2)
Curt Hecker, President and CEO	$849,000	50,000
Douglas Wright, EVP and Chief Financial Officer	594,300	35,000
Pamela Rasmussen, EVP and Chief Administration Officer	466,950	27,500
Executive Group (4 individuals, includes named executives)	$2,046,090	120,500

Non-Executive Director Group	0	0
Non-Executive Officer Employee Group	670,710	39,500
Total Subject to Restricted Stock Awards	$2,716,800	160,000

(1)	For purposes of preparing this table, the per share grant price was based on the price of Intermountain’s Common Stock at the close of business on February 14, 2014 ($16.98). The fair market value of the actual grant price of the awards will be the price of Intermountain’s Common Stock at the close of business on April 2, 2014, the date of the shareholder meeting; assuming shareholders approve the amendment to the 2012 Equity Plan.
(2)	The number of shares subject to the award reflects a one-time grant and represents the maximum number of shares that could be issued subject to each individual attaining certain predetermined annual goals. The awards vest over a five-year period.

Performance Awards. As noted above, the aforementioned awards are “performance awards” granted to certain executive officers and employees as part of an incentive plan approved by the Compensation Committee which provides participants the opportunity to earn both short term and long term incentives upon the achievement of certain performance metrics. The awards are subject to annual vesting (20% per year) and the number of shares that may vest in any year will be determined by the participant achieving certain pre-determined thresholds of individual and Company performance based on the previous year. In the event of a Change in Control of the Company, as defined, any unvested shares issued to Messrs. Hecker and Wright will become fully vested based on the maximum number of shares that could be issued under the respective awards. With respect to Ms. Rasmussen and the other employees receiving restricted stock awards, vesting accelerates based on the maximum number of shares that could be issued under the respective awards if termination after a Change in Control is an “involuntary termination without cause” or a “voluntary termination with good reason.”

The restricted stock grants are subject to shareholders approving the amendment to the 2012 Equity Plan to increase the shares available for issuance under the plan. If such amendment is not approved by the shareholders, the grants will be null and void. References in this section to “shares” refer to Voting Common Stock.

Material Terms of the 2012 Equity Plan

The 2012 Equity Plan provides for the issuance of both incentive stock options and nonqualified stock options. Additionally, the 2012 Equity Plan provides for the issuance of restricted stock, stock appreciation rights and restricted stock units. Under the 2012 Equity Plan, an award of a stock option, restricted stock, stock appreciation award, stock appreciation right or restricted stock unit is referred to as an “Award.”

The 2012 Equity Plan is unlimited in duration, although to the extent required by the Code, no Incentive Stock Option may be granted on a date that is more than 10 years from the date of the 2012 Equity Plan or amendment increasing shares available under the 2012 Equity Plan. The 2012 Equity Plan may be terminated at any time by the Board. Any shares subject to an Award that are forfeited will be returned and made available for further grant under the 2012 Equity Plan.

Administration of Plan. The 2012 Equity Plan is administered by the Compensation Committee.

Eligibility. All employees and directors of the Company are eligible to participate in the 2102 Equity Plan.

Maximum of Awards. The maximum number of shares with respect to which awards may be granted in a calendar year to any individual employee is the maximum number of shares that may be subject to awards under the 2012 Equity Plan generally, reduced by the number of shares with respect to which awards have previously been made to participants in the 2012 Equity Plan.

Stock Options. Options granted under the 2012 Equity Plan may include incentive stock options intended to meet the requirements of an “incentive stock option” as defined in Section 422 of the Internal Revenue Code and “non-qualified options.”

The option price for each option granted under the 2012 Equity Plan is determined by the Compensation Committee, but may not be less than 100% of the fair market value on the date of grant. “Fair market value” means the closing sale price of Intermountain’s common stock as reported on the applicable stock exchange or quotation system or, if no sale price is reported, the mean of the closing bid and ask prices on that date. Stock options may not be repriced or repurchased for cash or exchanged for other securities at a time when the exercise price exceeds the fair market value of Intermountain common stock without prior shareholder approval. The exercise price for shares purchased upon the exercise of an option must be paid in cash or such other consideration, including already owned shares of Intermountain common stock, acceptable to the Compensation Committee.

The terms of options granted to employees will be fixed by the Compensation Committee. No incentive stock option will be exercisable after 10 years from the date of grant. Each option is subject to a vesting schedule determined by the Compensation Committee. The 2012 Equity Plan sets forth various expiration dates in the event of the termination of service by an optionee.

Restricted Stock Awards. A Restricted Stock Award means a share of common stock issued to an employee or director that is subject to restrictions and conditions. The Restricted Stock Award is evidenced by a written agreement that contains terms and conditions consistent with those of the 2012 Equity Plan. No cash or other consideration need be paid for shares of common stock subject to an Award, other than in the form of services performed under terms and conditions determined by the Committee. Certificates representing the Award may be held in escrow. Shares of common stock that are part of an Award will vest upon satisfying conditions determined by the Committee, including, for example, completing a specified number of years of service or attaining performance goals. Any portion of an Award that is not vested because the specified objectives were not attained is forfeited. An employee or director holding a Restricted Stock Award (both vested and unvested) will have the rights of a shareholder (including voting, dividend and liquidation rights) with respect to the shares subject to the Award.

Restricted Stock Unit. A Restricted Stock Unit means the right to receive common stock or a payment in cash in an amount equal to the fair market value of such common stock on the date of exercise. A Restricted Stock Unit is evidenced by a written agreement that contains terms and conditions consistent with those of the 2012 Equity Plan. No cash or other consideration need be paid for shares of common stock subject to an Award, other than in the form of services performed under terms and conditions determined by the Committee. An employee or director holding a Restricted Stock Unit will have none of the rights of a shareholder until such time as shares, if any, are actually issued. Any portion of an Award that is not vested because the specified objectives were not attained is forfeited.

Stock Appreciation Right. A Stock Appreciation Right means the right to receive payment in cash or common stock in an amount equal to the excess of the fair market value of the common stock on the date of exercise compared to the fair market value of the common stock on the date of grant. The Stock Appreciation Right is evidenced by a written agreement that contains terms and conditions consistent with those of the 2012 Equity Plan.

Performance-Based Compensation. The 2012 Equity Plan is structured to provide for performance-based compensation that qualifies for deductibility by the Company for federal income tax purposes under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), although the Company is not precluded in its discretion from granting awards in a manner that is not wholly or partially deductible. In general, under Section 162(m), in order for the Company to be able to deduct executive compensation in excess of $1,000,000 paid in any one year to the Company’s chief executive officer or any of the Company’s three other most highly compensated executive officers (other than the chief financial officer), such compensation must qualify as “performance-based.”

For compensation to be deemed “performance-based” under Section 162(m), the performance goals must be based on one or more objective criteria approved by shareholders (“Performance Goals”). The 2012 Equity Plan provides that Performance Goals may be based on any one or more of the following: earnings; financial return ratios; increase in revenue, operating or net cash flows; cash flow return on investment; total shareholder return; market share; net operating income, operating income or net income; debt load reduction; expense management; economic value added; stock price; assets, asset quality level, charge offs, loan reserves, non-performing assets, loans, deposits, growth of loans, deposits or assets; interest sensitivity gap levels, regulatory compliance, improvement of financial rating, gross premiums written, net premiums written, premiums earned, losses and loss expenses, underwriting and administrative expenses, achievement of balance sheet or income statement objectives and strategic business objectives, consisting of one or more objectives based on meeting specific cost targets, business expansion goals and goals relating to acquisitions or divestitures.

Performance Goals may be based on the performance of the Company as a whole or of any one or more subsidiaries or business units of the Company or a subsidiary and may be measured relative to a peer group, an index or a business plan.

Tax Consequences

Incentive Stock Options. Holders of incentive stock options incur no federal income tax (other than potential alternative minimum tax) on the grant or exercise of such options. When stock received upon exercise of an incentive stock option is sold at a gain, the holder incurs tax at capital gain rates, provided the stock is treated in its hands as a capital asset. The Company will generally not be entitled to a deduction for any amount relating to stock issued under an incentive stock option. The exercise price of incentive stock options may be no less than the fair market value of the common stock of Intermountain at the time of grant.

Although there is no limit on the aggregate fair market value of stock that can be subject to an incentive stock option, to the extent the fair market value of stock (measured at the date of grant) with respect to which the option becomes exercisable for the first time during a calendar year exceeds $100,000, then the option shall be treated as a nonqualified stock option to the extent of the excess. For example, if an option that otherwise qualifies as an incentive stock option is granted in the current calendar year to acquire 20,000 shares at an exercise price of $10 per share (the fair market value of the stock at the time the option is granted) and the option can be exercised to acquire all 20,000 shares in the current calendar year, then the option will be treated as an incentive stock option with respect to 10,000 shares and a nonqualified stock option with respect to the remaining 10,000 shares. On the other hand, if the option is granted in the current calendar year, but it provides that it can be exercised to acquire 10,000 shares in the current calendar year and 10,000 shares in the following calendar year, then the option will be treated as an incentive stock option with respect to all 20,000 shares, even if the grantee chooses to not exercise any part of the option in the current calendar year and instead waits until the following calendar year to exercise the option to acquire 20,000 shares.

Nonqualified Stock Options. The holder of a nonqualified stock option recognizes income subject to federal income tax on the date of exercise of such option. The holder is taxed on the excess of (i) the fair market value of the stock (measured on the date of exercise) acquired upon exercise of the option over (ii) the option exercise price. The income is taxable at ordinary income rates and the Company is entitled to a deduction for the amount included by the holder in income. The exercise price of nonqualified options granted under the Plan may be no less than the fair market value of the common stock of Intermountain at the time of grant.

Restricted Stock Awards. A grantee of Restricted Stock will generally not be subject to federal income tax with respect to the stock at the time of grant if the stock is subject to a substantial risk of forfeiture. Instead, the grantee is subject to federal income tax with respect to such stock in the taxable year in which the stock is transferable or is no longer subject to such substantial risk of forfeiture, whichever is applicable. The amount that the grantee must include in gross income with respect to the restricted stock is the excess of the fair market value of the stock at the time it is transferable or no longer subject to a substantial risk of forfeiture, whichever is applicable, over the amount (if any) that was paid for the stock. In lieu of the foregoing, a grantee of restricted stock can make a special election under Section 83(b) of the U.S. Internal Revenue Code to include in gross income, for the taxable year in which the stock is granted, the excess of the fair market value of the stock at the time of grant over the amount (if any) paid for the stock. The Company is entitled to a deduction for the amount included by the grantee in income.

Restricted Stock Units. The grant of a Restricted Stock Unit will result in no income to the grantee or deduction for the Company until such time as payments are actually made to the grantee under the Restricted Stock Unit. At the time the Company makes such payment, the grantee will recognize ordinary income and the Company will be entitled to a deduction measured by the fair market value of the shares, if any, plus cash transferred to the grantee. Income tax withholding would be required.

Stock Appreciation Rights. The grant of a Stock Appreciation Right will result in no income to the grantee or deduction for the Company until such time as payments are actually made to the grantee under the Stock Appreciation Right. At the time the Company makes such payment, the grantee will recognize ordinary income and the Company will be entitled to a deduction measured by the fair market value of the shares, if any, plus cash transferred to the grantee. Income tax withholding would be required.

Section 162(m). Under Section 162(m), compensation paid to executives in excess of $1,000,000 for any taxable year is not deductible unless an exemption from such rule exists. Compensation paid by the Company in excess of $1,000,000 for any taxable year to the Company’s chief executive officer or any of the Company’s three other most highly compensated executive officers (other than the chief financial officer) will generally be deductible by the Company for federal income tax purposes if it is based on the performance of the Company, is paid pursuant to a plan approved by shareholders of the Company, and meets certain other requirements.

Voting to Approve the 2012 Equity Plan

The affirmative vote of a majority of those shares present and voting on this matter is required to approve the amendment to the 2012 Equity Plan. Brokers do not have discretion to cast a vote FOR the approval of the 2012 Equity Plan without your direction. Therefore, if your shares are in street name and you do not instruct your broker how to vote, your shares will not be voted on this proposal.

The Board of Directors unanimously recommends that you vote FOR the approval of the amendment to the 2012 Equity Plan as described above.

PROPOSAL NO. 3—ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Pursuant to enacted law and implementing regulations, we are providing you the opportunity, as a shareholder, to endorse or not endorse our executive pay program through the following non-binding resolution:

“RESOLVED, that the shareholders approve the compensation of executive officers as described in the tabular disclosures regarding Named Executive Officer compensation (together with the accompanying narrative disclosures) in this proxy statement.”

The vote is not binding on the Board of Directors and may not be construed as overruling a decision by the Board of Directors, nor creating or implying any additional fiduciary duty by the Board of Directors, nor be construed to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation.

We believe that our compensation policies and procedures are strongly aligned with the long-term interests of our shareholders. Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee values the opinions that our shareholders express in their votes and will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required and Board Recommendation

The proposal to approve the advisory (non-binding) vote on executive compensation requires the affirmative vote FOR a majority of the shares present and voting on this matter. Brokers do not have discretion to cast a vote FOR the approval of the Advisory (Non-Binding) Vote on Executive Compensation without your direction. Therefore, if your shares are in street name and you do not instruct your broker how to vote, your shares will not be voted on this proposal.

The Board of Directors unanimously recommends a vote “FOR” approval of the compensation of executive officers as described in the tabular disclosures regarding Named Executive Officer compensation (together with the accompanying narrative disclosures) in this proxy statement.

PROPOSAL NO. 4—ADVISORY (NON-BINDING) VOTE ON FREQUENCY OF SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION

Shareholders are being asked whether an advisory vote on executive compensation, as described in Proposal No. 3, should be held every one, two or three years. Under enacted law and implementing regulations, shareholders must vote on the executive compensation paid to executive officers at least every three years, and that a vote on the frequency of such vote must occur every six years.

As noted above, the Board believes that a triennial vote complements the Company’s goal of creating a compensation program that enhances long-term shareholder value. To facilitate the creation of sustainable shareholder value, long-term incentive compensation awards are based upon the achievement of goals contained in the Company’s three-year business plan. The Company’s executive compensation program is designed to support long-term value creation, and a triennial vote will allow shareholders to better evaluate the effectiveness of the Company’s executive compensation program in relation to our long-term performance.

A triennial vote will provide Intermountain with the time to thoughtfully respond to shareholder input and implement any necessary changes. The Compensation Committee would similarly benefit from this longer time period between advisory votes. A triennial vote will give the Compensation Committee sufficient time to fully analyze the Company’s compensation program (as compared to the Company’s performance over that same period) and to implement necessary changes. In addition, this period will provide the time necessary for implemented changes to take effect and the effectiveness of such changes to be properly assessed. The greater time period between votes will also allow the Compensation Committee to consider various factors that impact the Company’s financial performance, shareholder sentiments and executive pay on a long-term basis. The Board believes that an annual vote could yield a short-term mindset and detract from the long-term interests and goals of the Company.

Intermountain is committed to high standards of corporate governance and accountability to shareholders. The Board welcomes input from and is committed to being appropriately responsive to our shareholders, who may share their views on executive compensation or other matters with the Board or individual directors in writing as described above under “Shareholder Communications with the Board of Directors,” or in person by attending our annual meeting of shareholders.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee values the opinions that our shareholders express in their votes, and will take into account the outcome of the vote in determining the frequency in which a shareholder vote on executive compensation will be held. Such decision will be published in a Form 8-K to be filed by the Company no later than 150 days after the date of the 2014 Annual Meeting.

Vote Required and Board Recommendation

The frequency of the vote on executive compensation will be based upon which option receives the greatest number of votes. Shareholders will have the opportunity to vote for one year, two years, three years, or to abstain. Brokers do not have discretion to cast a vote for this proposal. Therefore, if your shares are in street name and you do not instruct your broker how to vote, your shares will not be voted on this proposal.

For the reasons described above, the Board of Directors unanimously recommends you choose a vote to approve executive compensation “every three years.” Your vote is to choose the frequency of the vote (one, two or three years), not to approve or disapprove the Board’s recommendation.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information as of February 14, 2014 (unless it relates to 5% shareholders, in which case, the information relates to the most recent ownership report filed with the SEC), regarding the shares of Intermountain Voting Common Stock beneficially owned by (i) each person (other than executive officers or directors whose stock ownership is listed below), known by Intermountain to own beneficially more than 5% of Intermountain’s Voting Common Stock, (ii) each director of Intermountain, (iii) each executive officer of Intermountain, which includes the Named Executive Officers, and (iv) all directors and executive officers of Intermountain as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as noted below, to our knowledge, each holder has sole voting and investment power with respect to shares of Intermountain Voting Common Stock listed as owned by such person or entity. The number of shares beneficially owned is based on the shares of our common stock outstanding on February 14, 2014. Shares of our Voting Common Stock subject to stock options that are currently exercisable or exercisable within 60 days of February 14, 2014 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The following does not reflect shares of Non-Voting Common Stock owned by certain shareholders, which, under limited circumstances, could be converted into shares of Voting Common Stock. Such conversion features are set forth in the Company’s Articles of Incorporation which are publicly available.

Principal Shareholders (5% or More Owners Exclusive of Directors and Officers)

Name and Address of Beneficial Owner	Number of Shares of Voting Common Stock Owned(1)	Percentage of Outstanding Voting Common Stock
Stadium Capital Management, LLC 199 Elm Street New Canaan CT, 06840(2)	387,822	14.9%

Castle Creek Capital Partners IV, LP 6051 El Tordo Rancho Santa Fe, CA 92067(3)	257,681	9.9%

Covenant Global Investors 210 Park Avenue, Suite 3000 Oklahoma City, OK 73120(4)	142,941	5.3%

Ulysses Management LLC One Rockefeller Plaza, 20th Floor New York, NY 10020(5)	235,000	9.0%

The Banc Funds Company LLC 20 North Wacker Drive, Suite 3300 Chicago, IL 60606(6)	252,685	9.7%

(1)	Share amounts have been adjusted to reflect the 1-for-10 reverse stock split effected October 5, 2012.
(2)	Based on a Schedule 13D/A filed on May 31, 2012, ownership includes 356,796 shares of common stock owned directly by Stadium Capital Partners, L.P. (“Stadium L.P.”) and 31,026 shares of common stock owned directly by Stadium Capital Qualified Partners, L.P. (“Stadium Qualified”). Stadium Capital Management, LLC (“Stadium LLC”) is the sole general partner of Stadium L.P. and Stadium Qualified, each of which are Delaware limited partnerships. Alexander M. Seaver and Bradley R. Kent are the managers of Stadium LLC. Stadium LLC, through Stadium L.P. and Stadium Qualified, also owns 1,649,863 shares of Non-Voting Common Stock. The parties are subject to a Passivity Agreement which is filed as an exhibit to the Schedule 13D.

(3)	Based on the Schedule 13D/A filed on February 3, 2014 by Castle Creek Capital Partners IV, LP (“Fund IV”), a Delaware limited partnership, Castle Creek Capital IV LLC, a Delaware limited liability company (“CCC IV”) and sole general partner of Fund IV, and John M. Eggemeyer III, a managing principal of Castle Creek Capital LLC and CCC IV. Fund IV also owns 1,780,004 shares of Non-Voting Common Stock. The parties are subject to a Passivity Agreement which is filed as an exhibit to the Schedule 13D.
(4)	Based on the shares recorded as owned by Covenant Global Investors, ownership includes 50,599 shares owned of record by Covenant Global Alpha Fund L.P., 33,554 shares owned of record by Covenant Income Appreciation Fund L.P., 30,199 shares owned of record by Covenant Total Return Fund L.P., 10,066 shares owned of record by Covenant Total Return Fund Ltd, and 18,523 shares owned of record by Covenant Global Alpha Fund. Covenant Global Investors also owns 46,921 shares of Non-Voting Common Stock.
(5)	Based on the Schedule 13G/A filed on January 8, 2014, ownership includes 197,637 shares of common stock owned directly by Ulysses Partners L.P. (“UP LP”), a Delaware limited partnership, and 37,363 shares of common stock owned directly by Ulysses Offshore Fund Ltd. (“UOF”), a Cayman Island limited company. Ulysses Management LLC (“UM LLC”), a Delaware limited liability company serves as the management company to UP LP and to UOF. Joshua Nash LLC, a Delaware limited liability company, is the managing general partner of UP LP. Joshua Nash is the sole member of Joshua Nash LLC, the President of UOF and the managing member of UM LLC.
(6)	Based on the Schedule 13G/A filed on February 11, 2014, ownership includes 105,310 shares owned by Banc Fund VI L.P. (“BF VI”), 137,632 shares owned by Banc Fund VII L.P. (“BF VII”) and 9,743 shares owned by Banc Fund VIII L.P. (“BF VIII”), all of which are Illinois limited partnerships. The general partners of BF VI, BF VII and BF VIII, respectively, are MidBanc VI L.P. (“MidBanc VI), MidBanc VII L.P. (“MidBanc VII”) and MidBanc VIII L.P. (“MidBanc VIII”), all of which are Illinois limited partnerships. The general partner of MidBanc VI, MidBanc VII and MidBanc VIII is The Banc Funds Company LLC (“TBFC”), an Illinois corporation whose principal shareholder and manager is Charles J. Moore who is the controlling member of TBFC and each of the Partnership entities directly or indirectly controlled by TBFC.

Directors and Named Executive Officers

Name and Position	Number of Shares of Voting Common Stock Owned(1)(2)		Percentage of Outstanding Voting Common Stock
Ford Elsaesser, Chairman	46,344	(3)	1.7%
James T. Diehl, Vice Chairman	24,553	(4)	*
Curt Hecker, Director, President and CEO of the Company and the Bank	58,802	(5)	2.2%
Ronald Jones, Director	9,064	(6)	*
Russell J. Kubiak, Director	502		*
Maggie Y. Lyons, Director	25,876	(7)	*
John B. Parker, Director	18,253	(8)	*
Jim Patrick, Director	9,502	(9)	*
John T. Pietrzak, Director	0		*
Michael J. Romine, Director	101,820	(10)	3.8%
John L. Welborn, Jr., Director	0		*
Douglas Wright, EVP, Chief Financial Officer and Treasurer of the Company and the Bank	36,209	(11)	1.3%
Pamela Rasmussen, EVP and Chief Administrative Officer of the Bank and Assistant Secretary of the Company and the Bank	9,380	(12)	*
All directors and executive officers as a group (14 persons)	347,370		12.9%

*	Denotes less than 1%
(1)

Includes shares subject to options that could be exercised within 60 days of the Record Date as follows: 91 shares for Mr. Elsaesser; 91shares for Mr. Diehl; 636 shares for Mr. Jones; 55 shares for Ms. Lyons;

55 shares for Mr. Parker; 636 shares for Mr. Patrick; 91 shares for Mr. Romine; 109 shares for Ms. Rasmussen; and 1,764 shares for all directors and executive officers as a group.
(2)	Includes shares of restricted stock subject to vesting requirements as follows: 17,500 shares for Mr. Hecker; 15,000 shares for Mr. Wright; 3,750 shares for Ms. Rasmussen; and 38,750 shares for all directors and executive officers as a group.
(3)	Includes 220 shares held jointly with spouse; 43,706 shares held in a pension fund trust for the benefit of Mr. Elsaesser; and 999 shares held in pension fund trusts of which Mr. Elsaesser is trustee.
(4)	Includes 970 shares held jointly with spouse; 8 shares held by spouse; 29 shares held in an IRA for spouse; 32 shares held in an IRA for the benefit of Mr. Diehl; and 17,046 shares held in the Diehl Family LLC of which Mr. Diehl is a managing member.
(5)	Includes 36,983 shares held in the Hecker Family Trust and 4,319 shares held in an IRA account for the benefit of Mr. Hecker.
(6)	Includes 6,817 shares held jointly with spouse; 725 shares held in an IRA account for the benefit of Mr. Jones’ spouse; and 886 shares held in an IRA account for the benefit of Mr. Jones.
(7)	Includes 25,124 shares held jointly with spouse; 261 shares held in an IRA account for the benefit of Ms. Lyons’ spouse; and 436 shares held in an IRA for Ms. Lyons.
(8)	Includes 5,478 shares held in the Parker Family II LLC of which Mr. Parker is co-manager with his spouse; 300 shares held in an IRA for Mr. Parker; and 10,858 shares held jointly with spouse.
(9)	Includes 7,907 shares held jointly with spouse; 22 shares held in an IRA account for the benefit of Mr. Patrick’s spouse; and 937 shares held in IRA accounts for the benefit of Mr. Patrick.
(10)	Includes 119 shares held in the Romine Educational Trust; 547 shares held by Mr. Romine’s spouse; and 50,321 shares held in the Romine Family Investments LLC of which Mr. Romine has sole voting and dispositive power.
(11)	Includes 21,209 shares that Mr. Wright holds jointly with his spouse.
(12)	Includes 5,521 shares held by Ms. Rasmussen in the Rasmussen Family Trust.

Executive Officers

The following table sets forth information with respect to the executive officers who are not directors or nominees for director of Intermountain, including employment history for the last five years. All executive officers are elected annually and serve at the discretion of the Board.

Name	Age	Position	Has Served as an Officer of the Company Since
David Dean	59	SVP & Chief Credit Officer of Bank	2011
Pamela Rasmussen	53	EVP and Chief Administrative Officer of the Bank and Assistant Secretary of the Company and the Bank	2004
Douglas Wright	49	EVP, Chief Financial Officer and Treasurer of the Company and the Bank	2002

Background of Executive Officers

David Dean was appointed Chief Credit Officer of the Bank on October 28, 2011, in connection with an internal reorganization of Intermountain and the Bank. Mr. Dean has been employed with the Bank since 2001 and most recently led the Special Assets Group and Credit Risk Management team. Mr. Dean graduated from the University of Idaho with a degree in agricultural education, and served as an Assistant County Supervisor for the USDA FmHA in Idaho for six years before joining Key Bank of Idaho (formerly Bank of Troy) as a Branch Manager in 1984. From 1992 to 2001, Mr. Dean served as a Commercial Loan Officer and Branch Manager for Washington Trust Bank (formerly Northern State Bank).

Pamela Rasmussen joined the Company in 2004 as Senior Vice President and Chief Operating Officer and was promoted to Executive Vice President in 2006. In 2012, Ms. Rasmussen’s title was updated to Chief Administrative Officer to more accurately reflect her primary duties which include oversight of Compliance, Credit Operations, Deposit Operations and Human Resources. Ms. Rasmussen earned a B.A. in Music from Gustavus Adolphus College in Minnesota and later completed numerous Boise State University undergraduate courses in Business Management and Accountancy. Ms. Rasmussen completed the Graduate School of Banking in Boulder, Colorado, and earned a CMBA in Business Management and Strategy from Western Governor’s University. Prior to joining the Company, Ms. Rasmussen was the Operations Manager for Magic Valley Bank from 1997 to 2000, Vice President of Audit and then Operations at Montana-based Stockman Bank from 2000 to 2002, and Operations Officer and Chief Financial Officer of Snake River Bancorp, Inc. (former Magic Valley Bank holding company) from 2002 to 2004. Ms. Rasmussen has served on various non-profit boards, including in leadership roles, and with various banking organizations. She currently serves on the ABA’s Professional Development Council.

Douglas Wright joined the Company in 2002 as Executive Vice President and Chief Operating Officer. In November 2004, Mr. Wright was appointed Chief Financial Officer and in 2008 was named corporate treasurer of Intermountain and the Bank. Mr. Wright graduated from the University of California at Berkeley with degrees in marketing and finance, from Boise State University with a degree in accounting, and obtained an MBA from Gonzaga University. He also attended Pacific Coast Banking School and graduated from this executive banking program with honors. From 1987 to 1996, Mr. Wright was a Credit Policy Officer, Regional Credit Officer and manager of the Idaho mortgage centers before becoming vice president in charge of Special Projects Management with West One Bank. From 1996 to 2002, Mr. Wright served as senior vice president and Community Banking Production Manager at Sterling Savings Bank, playing a key role in leading Sterling’s progression from a traditional thrift culture to a commercial bank focus. Mr. Wright currently serves as the Chairman of Jobs Plus and Board President of Daybreak Youth Services, and teaches graduate economics at Whitworth University.

PROPOSAL NO. 5—RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed BDO USA, LLP (“BDO”) to serve as the independent registered public accounting firm for Intermountain and its subsidiaries for the year ending December 31, 2014, and any interim periods. BDO has advised Intermountain that it will have in attendance at the annual meeting one or more representatives who will be available to respond to appropriate questions presented at the annual meeting. Such representatives will have an opportunity to make a statement at the annual meeting if they desire to do so. If the required number of votes does not ratify the appointment of BDO, the Audit Committee will take that into account for future selection of independent registered public accountants.

Vote Required and Board Recommendation

The proposal for the shareholders to ratify the selection of BDO as our independent registered public accounting firm requires the affirmative vote FOR of a majority of the shares present and voting on this matter.

The Board of Directors unanimously recommends that Shareholders vote “FOR” the proposal to ratify the appointment of BDO as the independent registered public accounting firm for Intermountain for 2014.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO USA, LLP, an independent registered public accounting firm, performed the audit of our consolidated financial statements, which include our subsidiary Panhandle State Bank, for the year ended December 31, 2013. In addition, the effectiveness of Intermountain’s internal controls over financial reporting as of December 31, 2013 has been audited by BDO.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees charged to Intermountain by BDO, for audit services rendered in connection with the audited consolidated financial statements and reports for the 2013 and 2012 fiscal years and for other services rendered during the 2013 and 2012 fiscal years.

Fee Category	Fiscal 2013	% of Total	Fiscal 2012	% of Total
Audit Fees	$309,250	82%	$352,050	82%
Audit-Related Fees	28,500	8	28,200	7
Tax Fees	38,821	10	49,575	11
All Other Fees	0	0	0	0

Total Fees	$376,571	100%	$429,825	100%

Audit Fees. Consists of fees billed to Intermountain for professional services rendered by BDO in connection with the audit of our financial statements and review of financial statements included in Intermountain’s Form 10-Qs and 10-Ks, fees for services performed in relation to compliance with Sarbanes Oxley Rule 404, or services by BDO in connection with statutory or regulatory filings or engagements.

Audit-Related Fees. Consists of fees relating to the audit of the employee benefit plan and HUD compliance fees.

Tax Fees. Consists of fees related to the preparation of Intermountain’s consolidated federal and state tax returns and tax consulting services.

All Other Fees. There were no other fees incurred for 2013 or 2012.

In considering the nature of the services provided by BDO, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with BDO and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act, as well as the American Institute of Certified Public Accountants.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, compliance services, consulting services and other services. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval to its chairman or one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.

Report of Audit Committee

The Audit Committee of the Board of Directors makes the following report which, notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

The Audit Committee operates under a written charter that is reviewed annually by the Board of Directors and complies with all current regulatory requirements. Our agendas are controlled by the Committee Chair.

The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibilities relating to our corporate accounting and reporting practices and the quality and integrity of our financial reports. The purpose of the Committee is to serve as an independent and objective party to monitor our financial reporting process and internal control system, review and appraise the audit effort of our independent accountants and internal auditing department, and maintain free and open means of communication between the Board of Directors, the independent accountants, financial management, and the internal audit department.

The Audit Committee is responsible for assuring the independence of the independent auditor and for retention, supervision and termination of the independent auditor. The independent auditor reports directly to the Audit Committee. The Committee has established a policy for approval of non-audit-related engagements awarded to the independent auditor. Such engagements must not impair the independence of the auditor with respect to Intermountain, as prescribed by the Sarbanes Oxley Act of 2002 (“Sarbanes Act”). As a result, payment amounts are limited and non-audit-related engagements must be approved in advance by the Committee. The Audit Committee determines the extent of funding that we must provide to it and has determined that such amounts are sufficient to carry out its duties.

Management has the primary responsibility for our financial statements and reporting process, including the system of internal controls and reporting. Our independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee monitors the integrity of our financial reporting process and system of internal controls and monitors the independence and performance of our independent auditors and internal auditors.

With respect to the year ended December 31, 2013, in addition to its other work, the Committee:

•	reviewed and discussed with management the audited consolidated financial statements of Intermountain as of and for the year ended December 31, 2013;

•	reviewed and discussed with management the results of management’s assessment of the Company’s internal control over financial reporting;

•

discussed with BDO the matters required to be discussed by Statement on Auditing Standard No. 16, “Communication with Audit Committees,” as amended, with respect to its review of the findings of the independent auditor during its examination of our financial statements;

•

received from BDO written disclosures and the letter from the independent registered public accountants required by Rule 3526, “Communications with Audit Committees Concerning Independence,” of the Public Company Accounting Oversight Board and has discussed with the independent registered public accounting firm the firm’s independence; and

•

discussed with our internal and independent auditors the overall scope and plan for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examination, their evaluations of our internal controls and the overall quality of our financial reporting.

The Committee recommended, based on the review and discussion summarized above, that the Board of Directors include the audited consolidated financial statements in Intermountain’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC. The Audit Committee also appointed and recommended to the Board for approval and ratification the retention of BDO USA, LLP as the Company’s independent registered public accounting firm for 2014. The Board has approved and ratified the appointment.

2013 Audit Committee Members

Michael J. Romine (Chairperson) * James T. Diehl * Ronald Jones

*John B. Parker

COMPLIANCE WITH SECTION 16(A) FILING REQUIREMENTS

Section 16(a) of the Securities Exchange Act of 1934 requires that all of our executive officers and directors and all persons who beneficially own more than ten percent of our Voting Common Stock file reports with the SEC regarding beneficial ownership of Company stock. We have adopted procedures to assist our directors and executive officers in complying with the Section 16(a) filings.

Based solely on our review of the copies of the filings which we received for the fiscal year ended December 31, 2013, or written representations from certain reporting persons, we believe that the reporting persons made all filings required by Section 16(a) on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As previously disclosed, on January 23, 2012, the Company entered into separate securities purchase agreements with investors to purchase an aggregate of $47.3 million in (i) an aggregate of 12,350,352 shares of the Company’s Voting Common Stock for $1.00 per share, (ii) an aggregate of 698,992.96 shares of the Company’s Series B Preferred Stock for $50.00 per share, which Series B Preferred Stock was convertible into Non-Voting Common Stock; and (iii) warrants to purchase up to 1,700,000 shares of the Non-Voting Common Stock at $1.00 per share.

Among the investors were seven of the Company’s directors (or affiliated entities) and JRF, LLC, an affiliate of the James Fenton Company, Inc., which beneficially owned 5.5% of the Company’s common stock at closing. The parties (or affiliates) with a value of securities that individually exceeded $120,000 and who purchased Company’s securities are: (i) JRF, LLC: $2,500,000; (ii) Michael J. Romine: $2,000,000; (iii) Ford Elsaesser: $325,000; and (iv) Maggie Y. Lyons $200,000. In addition, pursuant to their respective securities purchase agreements, following the closing of the 2012 Capital Raise, Messrs. Kubiak and Welborn of JRF, LLC and Stadium Capital Management, LLC, respectively, were appointed to the Company’s Board of Directors, and in 2013, John T. Pietrzak of Castle Creek was appointed to the Intermountain Board.

Effective May 24, 2012, the Series B Preferred Stock was converted into shares of Non-Voting Common Stock at $1.00 per share. All shares referenced in this section represent shares on a “pre-split” basis and do not reflect the 1-for-10 reverse stock split effective October 5, 2012.

Transactions between Intermountain or its affiliates and related persons (including directors and executive officers of Intermountain and the Bank, or their immediate families) must be approved by the Audit Committee of the Board. A transaction between a “related person” shall be consummated only if the Audit Committee approves or ratifies such transaction in accordance with the procedures established by the Board in accordance with its lending and Corporate Governance Policy, and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

Intermountain and the Bank have had, and expect to have in the future, banking transactions, including loans, in the ordinary course of business with directors, executive officers, and their associates, on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, which transactions do not involve more than the normal risk of collectability or present other unfavorable features.

OTHER BUSINESS

The Board knows of no other matters to be brought before the shareholders at the annual meeting. If other matters are properly presented for a vote at the annual meeting, the proxy holders will vote shares represented by properly executed proxies in their discretion in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Shareholder Proposals

In order for a shareholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting, the written proposal must be received by us no later than November 22, 2014 and should contain such information as required under our Bylaws. Such proposals should be directed to our Corporate Secretary at P. O. Box 967, Sandpoint, Idaho 83864, and must comply with the SEC’s regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials. No shareholder proposal from the floor will be considered at the annual meeting. In addition, if we receive notice of a shareholder proposal after February 5, 2015, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such shareholder proposal.

Director Nominations

Our Bylaws provide for the nomination of director candidates by Company shareholders. In order to recommend that the Nominating Committee consider a person for inclusion as a director nominee in our proxy statement for next year’s annual meeting, we must receive a recommendation no later than November 22, 2014. In addition, the notice of recommendation must meet all other requirements contained in our Bylaws. Such recommendation should be sent to the attention of the Secretary of the Company and should contain the following information: (a) the name and address of each proposed nominee and the number of shares of Intermountain stock held by such nominee; (b) the principal occupation of each proposed nominee; (c) a description of any arrangements or understandings between the nominee and the nominating shareholder pursuant to which the nomination is being made; (d) your name and address; (e) the number of shares of stock of Intermountain you own; and (f) a consent of the nominee agreeing to the nomination. The presiding officer of the meeting may disregard your nomination if it does not contain the above information and otherwise meet the requirements set forth in our Bylaws.

Copy of Bylaw Provisions

You may contact our Corporate Secretary for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

ANNUAL REPORT TO SHAREHOLDERS

Any shareholder may obtain without charge a copy of our Annual Report on Form 10-K filed with the SEC under the Securities Exchange Act of 1934 for the year ended December 31, 2013, including financial statements. Written requests for the Form 10-K should be addressed to Susan Pleasant, Asst. Vice President, Shareholder Relations, P. O. Box 967, Sandpoint, Idaho 83864.

Delivery of Documents to Shareholders Sharing an Address

In some cases, only one copy of this proxy statement is being delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written request, a separate copy of this proxy statement to a shareholder at a shared address to which a single copy of the document was delivered. To request a separate delivery of these materials now or in the future, a shareholder may submit a written or oral request to the Asst. Vice President, Shareholder Relations at the address and number written above. Additionally, any shareholders who are presently sharing an address and receiving multiple copies of either the proxy statement or the Annual Report and who would rather receive a single copy of such materials may instruct us accordingly by directing their request to us in the manner provided above.

ANNUAL MEETING OF SHAREHOLDERS OF

INTERMOUNTAIN COMMUNITY BANCORP

April 2, 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER
IN PERSON - You may vote your shares in person by attending the Annual Meeting.	ACCOUNT NUMBER
GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice and Proxy Statement, and Annual Report on Form 10K are available at www.intermountainbank.com.

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  i

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS,

“FOR” PROPOSALS 2, 3 AND 5, AND FOR “3 YEARS” ON PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors. To elect ten directors to serve on the Board until the 2015 Annual Meeting of Shareholders or until their successors have been elected and have qualified.			2.	Amendment to Equity Plan. To amend the Company’s 2012 Stock Option and Equity Compensation Plan to increase the number of shares available for issuance under Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: James T. Diehl Ford Elsaesser Curt Hecker Ronald Jones Russell J. Kubiak Maggie Y. Lyons John B. Parker John T. Pietrzak Michael J. Romine John L. Welborn, Jr.
					FOR	AGAINST	ABSTAIN
			3.	Advisory (non-binding) Vote on Executive Compensation. To consider and approve in an advisory (non-binding) vote the compensation of Intermountain executives as disclosed in the proxy statement.	☐	☐	☐
				1 year	2 years	3 years	ABSTAIN
			4.	Frequency of Future Shareholder Votes on Executive Compensation. To vote on the frequency (either every one, two or three years) of future shareholder votes on an advisory (non-binding) proposal on executive compensation. ☐	☐	☐	☐
					FOR	AGAINST	ABSTAIN
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●			5.	Ratification of the Appointment of Independent Accountants. To ratify the appointment of BDO USA, LLP as the independent registered public accounting firm for 2014.	☐	☐	☐
Whatever other business that may properly be brought before the meeting or any adjournment thereof.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

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Proxy for Annual Meeting of Shareholders on April 2, 2014

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Ford Elsaesser, James T. Diehl, Ronald Jones, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Intermountain Community Bancorp, to be held April 2, 2014 at 10:00 am PDT at the Sandpoint Center, 414 Church Street, Sandpoint, Idaho, and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

(Continued and to be signed on the reverse side.)

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